Exhibit 2.4
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
DATED AS OF THE 23nd DAY OF JULY, 2008
BY AND AMONG
ROYNAT INC.
AND
IRWIN COMMERCIAL FINANCE CANADA CORPORATION
AND
ONSET ALBERTA LTD.
AND
IRWIN UNION BANK AND TRUST COMPANY

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of July 23, 2008, is made and entered into by and among RoyNat Inc., a Canada corporation (“Purchaser”), Irwin Commercial Finance Canada Corporation, a British Columbia, Canada corporation (“Irwin Canada”), Onset Alberta Ltd., an Alberta, Canada corporation (“Onset”, and collectively with Irwin Canada, “Seller”) and Irwin Union Bank and Trust Company, an Indiana banking corporation (“Parent”).
WITNESSETH:
     WHEREAS, Seller is engaged in the business of originating, purchasing, securitizing and servicing small-ticket equipment leases and conditional sales contracts throughout Canada (collectively, the “Business”);
     WHEREAS, at the First Closing (as hereinafter defined) Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the First Closing Assets (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, at the Second Closing (as hereinafter defined) Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Second Closing Assets, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the First Closing Assets and the Second Closing Assets (collectively, the “Assets”) represent substantially all of the assets of Seller;
     WHEREAS, Irwin Canada is a direct, wholly-owned subsidiary of Parent;
     WHEREAS, Purchaser is a direct, wholly-owned subsidiary of The Bank of Nova Scotia; and
     WHEREAS, capitalized terms not defined in the body of this Agreement shall have the meanings ascribed to them in Article 12;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1 — PURCHASE AND SALE OF THE ASSETS
1.01 Assets
     Upon the terms and subject to the conditions set forth in this Agreement and on the basis of and subject to the representations, warranties, covenants and agreements herein contained, at the First Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in, to and under:

(a)	Effective as of the First Effective Time, the following assets, free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “First Closing Assets”):
(i)	the Portfolio;

(ii)	all Lease Receivables and all CSC Receivables;

(iii)	all rights in, to and under the Premier Insurance Program;

(iv)	all rights in, to and under the Corporate Insurance Policies as a loss payee thereunder;

(v)	all Financed Property; and

(vi)	all Files and Records relating to any item in the Portfolio or the Financed Property.
(b)	Effective as of the Second Effective Time, all of the other properties, assets and interests of Seller (whether tangible or intangible) of any kind, nature, character and description Related to the Business, whether real, personal or mixed, whether accrued, contingent or otherwise, that are owned, leased or licensed by Seller as of the Second Effective Time, other than the Excluded Assets, free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Second Closing Assets”). For greater certainty, the Second Closing Assets shall include:
(i)	all Inventories;

(ii)	all Equipment and Machinery;

(iii)	all rights in, to and under the Assigned Equipment Leases;

(iv)	all rights in, to and under the Assigned Contracts (other than the Premier Insurance Program and the Corporate Insurance Policies);

(v)	all Intangible Assets, other than goodwill related to the Excluded Assets;

(vi)	all Intellectual Property Assets, other than the Excluded Intellectual Property Assets;

(vii)	all prepaid expenses;

(viii)	stationery, forms and invoices, brochures, advertising materials and similar items, but excluding all of the Excluded Assets;

(ix)	the Real Property Leases;

(x)	all Files and Records;

(xi)	all accounts receivable Related to the Business other than accounts receivable related to the Excluded Assets;

(xii)	all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with any or all of the foregoing or the Assumed Liabilities or otherwise Related to the Business, other than any such rights and interests related to the Excluded Assets or the Excluded Liabilities; and

(xiii)	all proceeds of any or all of the foregoing received or receivable after the Second Effective Time.
1.02 Excluded Assets
     Notwithstanding any other provision of this Agreement to the contrary, any and all of the property, assets and interests of Seller that are not Assets shall remain the sole property of Seller and are excluded from the Assets (collectively, the “Excluded Assets”). For greater certainty, the Excluded Assets shall include:
(a)	all Cash and Cash Equivalents;

(b)	all securities issued by any Person and owned by Seller, other than any securities that are, as of the First Closing Date, pledged as security for any Asset;

(c)	all Derivatives;

(d)	all financial statements, Tax Returns and other Tax records and related information of Seller;

(e)	all rights in, to and under all insurance policies not Related to the Business, if any;

(f)	the stock records, minute books and corporate seal (if any) of Seller;

(g)	the shares of capital stock of Irwin Canada and Onset held in treasury and the shares of Onset held by Irwin Canada;

(h)	photocopies of all Employee records, Key Employee records and other records that Seller is required by Applicable Law to retain in its possession;

(i)	all deferred Tax assets, all claims for refund of Taxes and other governmental charges of whatever nature;

(j)	all rights in connection with and assets of the Benefit Plans;

(k)	all rights of Seller under this Agreement and under the Related Agreements;

(l)	all rights of Seller to any deposits and prepaid expenses pertaining to the Excluded Assets;

(m)	all insurance benefits, including rights and proceeds, arising from or relating to the First Closing Assets or the Assumed First Closing Liabilities prior to the First Effective Time;

(n)	all insurance benefits, including rights and proceeds, but excluding benefits, right and proceeds of the Premier Insurance Program, arising from or relating to the Second Closing Assets or the Assumed Second Closing Liabilities prior to the Second Effective Time;

(o)	all claims of Seller against third parties relating to the First Closing Assets or the Assumed First Closing Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, arising from or relating to any occurrence, event or circumstance occurring any time prior to the First Effective Time;

(p)	all claims of Seller against third parties relating to the Second Closing Assets or the Assumed Second Closing Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, arising from or relating to any occurrence, event or circumstance occurring any time prior to the Second Effective Time;

(q)	all recoveries not paid on or prior to the Second Closing Date relating to any Proceedings relating to the Second Closing Assets and in respect of matters arising from or relating to matters occurring any time prior to the Second Effective Time;

(r)	all rights and actions against third parties relating to any of the Excluded Assets or any of the Excluded Liabilities, including under insurance policies;

(s)	the Intercompany Agreements;

(t)	the trade-marked Irwin stylized “i” logo, the “Onset Alberta” name and mark, the “Irwin” name and mark and any variations of such name and mark used or formerly used in connection with the Business, including “Irwin Commercial Finance”, “Irwin Business Finance”, “Irwin Equipment Finance”, and “Irwin Franchise Capital”, and all domain names and internet protocol addresses, whether or not used or currently in service, all of which are set forth in Section 1.02(t) of the Disclosure Schedules (including the owner thereof) (collectively, the “Excluded Intellectual Property Assets”), and any goodwill associated therewith; provided, that certain of the Excluded Intellectual Property Assets shall be licensed to Purchaser pursuant to the License Agreement;

(u)	the Intercompany Receivables; and

(v)	the Excluded Items.
1.03 Assumed Liabilities
(a)	Effective as of the First Effective Time, Purchaser shall assume and agree to discharge only the following Liabilities of Seller related to the First Closing Assets (collectively, the “Assumed First Closing Liabilities”):

(i)	those Liabilities of Seller under the CSC Documents and the Lease Documents arising out of or relating to any time after the First Effective Time;

(ii)	those Liabilities of Seller with respect to the Deposits;

(iii)	those Liabilities of Seller under the Premier Insurance Program or the Corporate Insurance Policies solely as they relate to Purchaser as a loss payee arising out of or relating to any time after the First Effective Time; and

(iv)	those Liabilities of Seller with respect to the First Closing Transfer Taxes.
(b)	Effective as of the Second Effective Time, Purchaser shall assume and agree to discharge only the following Liabilities of Seller relating to the Second Closing Assets:
(i)	those Liabilities of Seller under the Assigned Contracts (other than the Premier Insurance Program) arising out of or relating to any time after the Second Effective Time; and

(ii)	those Liabilities of Seller with respect to the Second Closing Transfer Taxes
(collectively, the “Assumed Second Closing Liabilities” and, collectively with the Assumed First Closing Liabilities, the “Assumed Liabilities”).
1.04 Excluded Liabilities
     Notwithstanding any other provision of this Agreement to the contrary, any and all Liabilities of Seller, Parent or any of their respective Affiliates that are not Assumed Liabilities (collectively, the “Excluded Liabilities”) shall not be assumed by Purchaser, are excluded from the Assumed Liabilities and shall remain the sole and exclusive liability, obligation and responsibility of Seller, Parent or their respective Affiliates, as applicable. For greater certainty, the Excluded Liabilities shall include:
(a)	any Liability for Taxes arising out of the operation of the Business at or prior to the Second Effective Time, including:
(i)	any Taxes arising out of or relating to Seller’s operation of the Business or ownership of the Assets at or prior to the Second Effective Time;

(ii)	any Liability for Taxes under the Income Tax Act or any other Taxes whatsoever that are or may become payable by Seller, including any Taxes arising out of or relating to the sale and transfer of the Assets pursuant to this Agreement (but excluding any Liability for First Closing Transfer Taxes and Second Closing Transfer Taxes); and

(iii)	any deferred Taxes of any nature,

provided, however, that the Excluded Liabilities shall not include any Liability for Taxes arising out of or relating to the ownership of the First Closing Assets after the First Effective Time;

(b)	any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(c)	any environmental, health and safety Liabilities arising out of or relating to the operation of the Business or Seller’s leasing or operation of the Leased Real Property, in each case, at or prior to the Second Effective Time;

(d)	any employment Liability, including any Liability under the Benefit Plans in respect of Seller’s Employees, Key Employees, former employees, officers and directors;

(e)	any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(f)	any Liability arising out of or relating to any Proceeding arising out of or relating to any occurrence, event or circumstance happening or existing at or prior to: (i) the First Effective Time (whether or not such Proceeding is brought or initiated prior to, at or after the First Effective Time) relating to the First Closing Assets or the Assumed First Closing Liabilities; and (ii) the Second Effective Time (whether or not such Proceeding is brought or initiated prior to, at or after the Second Effective Time) relating to the Second Closing Assets or the Assumed Second Closing Liabilities;

(g)	any Liability of Seller under this Agreement or any of the Related Agreements;

(h)	any Liability for Intercompany Payables or any Liability owing by Seller to an Affiliate of Seller or Parent;

(i)	any Liability arising prior to or at (i) the First Effective Time in respect of the First Closing Assets, or (ii) the Second Effective Time in respect of the Second Closing Assets;

(j)	any Liability arising out of or relating to the Securitization Transactions or the Securitization Documents, including, in each case, the termination thereof;

(k)	any Undisclosed Liabilities;

(l)	any Liability arising out of or relating to any or all of the Excluded Assets; and

(m)	any Liability arising out of or relating to fraud of Seller, Parent or any of their respective Affiliates.

1.05 Purchase Price
(a)	The aggregate consideration (the “Purchase Price”) to be paid by Purchaser to Seller for the Assets shall be equal to:
(i)	the sum of the following:
(A)	the Estimated Net Portfolio Value, calculated in a manner consistent with the sample calculation attached hereto as Exhibit 1.05, subject to adjustment pursuant to Section 1.06 below; plus

(B)	$3,750,000 in Canadian Dollars, subject to adjustment in the event of Material Portfolio Change since May 31, 2008 (such amount, as adjusted, the “Additional Portfolio Amount”); plus

(C)	$3,750,000 in Canadian Dollars, subject to adjustment in the event of a Material Portfolio Change between May 31, 2008 and the First Closing Date (the “Holdback Amount”); and
(ii)	the assumption by Purchaser of the Assumed Liabilities.
(b)	The Estimated Net Portfolio Value and the Additional Portfolio Amount shall be payable by Purchaser on the First Closing Date by wire transfer of immediately available funds in Canadian Dollars to an account or accounts designated in writing by Seller, which account or accounts shall be designated at least two (2) Business Days prior to the First Closing Date.

(c)	The Holdback Amount shall be payable by Purchaser on the Second Closing Date by wire transfer of immediately available funds in Canadian Dollars to an account or accounts designated in writing by Seller, which account or accounts shall be designated at least two (2) Business Days prior to the Second Closing Date.

(d)	The Assumed First Closing Liabilities shall be assumed by Purchaser at the First Closing pursuant to an Assignment and Assumption Agreement.

(e)	The Assumed Second Closing Liabilities shall be assumed by Purchaser at the Second Closing pursuant to an Assignment and Assumption Agreement.

(f)	By no later than three (3) Business Days prior to the First Closing Date, Seller and Purchaser shall have jointly prepared in good faith an estimated Closing Date Balance Sheet, together with a calculation, using the data set forth in such estimated Closing Date Balance Sheet, setting forth an amount equal to the Net Portfolio Value as at 11:59 p.m. EDT (the “Close of Business”) on the day prior to the First Closing Date (the “Estimated Net Portfolio Value”).

(g)	Following the First Closing, Purchaser or Seller, as applicable, shall pay any adjustment to the Estimated Net Portfolio Value pursuant to Section 1.06.

1.06 Adjustments to Purchase Price
(a)	Closing Date Balance Sheet. Within twenty (20) Business Days following the First Closing Date, Purchaser shall prepare and deliver to Seller the Closing Date Balance Sheet. Using the data set forth in such Closing Date Balance Sheet, Purchaser shall prepare a statement of the Net Portfolio Value as of the Close of Business on the day prior to the First Closing Date calculated in a manner consistent with the sample calculation attached hereto as Exhibit 1.05, in detail reasonably acceptable to Seller (the “Closing Date Net Portfolio Value Statement”) showing as of the Close of Business on the day prior to the First Closing Date Purchaser’s determination of the Net Portfolio Value (the “Purchaser’s Final Net Portfolio Value Determination”) and the proposed amount, if any, by which the Estimated Net Portfolio Value is to be adjusted as a result thereof. Purchaser shall complete such Closing Date Net Portfolio Value Statement within twenty (20) Business Days after the First Closing Date and, upon completion, shall deliver a copy to Seller.

(b)	Seller’s Notification. As promptly as practicable, but in no event later than fifteen (15) Business Days after receipt of the Closing Date Net Portfolio Value Statement, Seller shall notify Purchaser in writing whether it accepts or disputes the accuracy of Purchaser’s Final Net Portfolio Value Determination. During such fifteen (15) Business Day period, Seller and its representatives shall be provided with such access to all Files and Records and the Key Employees as they may reasonably request to respond to the Closing Date Net Portfolio Value Statement. If Seller accepts Purchaser’s Final Net Portfolio Value Determination or if Seller fails within such fifteen (15) Business Day period to notify Purchaser of any dispute with respect thereto, Purchaser’s Final Net Portfolio Value Determination shall be deemed final and conclusive and binding upon all parties.

(c)	Dispute Notice. If Seller disputes the calculation of Purchaser’s Final Net Portfolio Value Determination, Seller shall give timely written notice (the “Dispute Notice”) to Purchaser no later than fifteen (15) Business Days following the receipt of the Closing Date Net Portfolio Value Statement, which Dispute Notice shall specify the reasons for such disagreement, the amounts of any adjustments that are necessary in Seller’s good faith judgment for the computation of Purchaser’s Final Net Portfolio Value Determination and the basis for Seller’s suggested adjustment. If the parties resolve their differences over the disputed items, the final Net Portfolio Value determination (as so determined or as determined pursuant to Seller’s acceptance in accordance with Section 1.06(b) or by the Independent Auditor pursuant to this Section 1.06(c), as the case may be, the “Final Net Portfolio Value”), shall be the amount agreed upon. If Purchaser and Seller are unable to resolve all disputed matters within fifteen (15) Business Days after the delivery of a Dispute Notice (or such longer period as Purchaser and Seller may mutually agree in writing), all disputed matters raised by Seller not so resolved shall be submitted to Deloitte & Touche LLP or if Deloitte & Touche LLP cannot act in such matter, another nationally recognized accounting firm that is independent of the parties hereto, is not the auditor for Purchaser, The Bank of Nova Scotia, Seller or Parent, is mutually agreeable to Purchaser and Seller and has significant experience in the commercial finance industry (the “Independent Auditor”), for final resolution in accordance with the terms and provisions of this Agreement. Purchaser and Seller shall use their respective Best Efforts to cause the Independent Auditor to make its determination as soon as possible, but in no event later than fifteen (15) Business Days after the submission to it of the disputed matters. In no event shall the Independent Auditor’s determination of the Final Net Portfolio Value be greater than Purchaser’s determination pursuant to Section 1.06(a) or less than Seller’s determination pursuant to Section 1.06(b). If possible, the Independent Auditor shall make its determination based solely on presentations by Purchaser and Seller; provided, that if the Independent Auditor is unable to reach a conclusion on that basis, the Independent Auditor shall review such additional information and perform such additional procedures as the Independent Auditor reasonably deems necessary. In any event, the Independent Auditor’s determination shall be limited to matters of dispute which are raised by Seller in the Dispute Notice. In the event a party does not comply with the procedural and time requirements contained herein or such other procedural or time requirements as the parties otherwise agree to in writing, the Independent Auditor shall render a decision based solely on the evidence it has which was timely provided by the parties. The Independent Auditor’s determination shall be final, binding and conclusive upon the parties hereto. The Independent Auditor’s resolution of any such disagreement shall be reflected in a written report, which shall be delivered promptly to Purchaser and Seller. All fees, costs, expenses and disbursements of the Independent Auditor shall be paid by the party with whose determination the Independent Auditor does not agree; provided, however, that if the Independent Auditor’s determination represents a compromise between the determination of Purchaser and Seller, then each party shall pay fifty percent (50%) of such fees, costs, expenses and disbursements. If a retainer is required by the Independent Auditor, the retainer shall be split equally between Seller and Purchaser; provided, however, that the retainer shall be considered part of the fees, costs and expenses of such Independent Auditor and if either party has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other party to the extent required by this Section 1.06(c). Any payment to be made as a consequence of the Independent Auditor’s decision shall be made, free and clear of any deductions, not later than three (3) Business Days after the receipt of such report by each of Purchaser and Seller.

(d)	Payment by Purchaser. In the event that the amount of the Final Net Portfolio Value is greater than the Estimated Net Portfolio Value, then Purchaser shall, within five (5) Business Days after the determination thereof, pay to Seller an amount equal to such difference, by wire transfer of immediately available funds in Canadian Dollars to an account designated in writing by Seller.

(e)	Payment by Seller. In the event that the Final Net Portfolio Value is less than the Estimated Net Portfolio Value, then Seller shall, within five (5) Business Days after the determination thereof, pay to Purchaser an amount equal to such difference, by wire transfer of immediately available funds in Canadian Dollars to an account designated in writing by Purchaser.

1.07 Allocation of Purchase Price
     At or prior to the First Closing, the parties shall agree to a preliminary allocation of the Purchase Price among the Assets (the “Preliminary Allocation”). Purchaser and Seller agree that the values so attributed to the Assets are the respective fair market values thereof, and each party shall report the sale and purchase of the Assets for all Tax purposes in a manner consistent with such allocation. The parties hereto agree that the Preliminary Allocation shall be modified to reflect any adjustments made pursuant to this Agreement or the payment of any indemnification claims under Article 8 as mutually agreed upon by Purchaser and Seller in good faith (and, if applicable, consistent with the prior allocation of similar items). The parties shall file any appropriate amendment to reflect any adjustments made to the Preliminary Allocation as provided in this Section 1.07. Purchaser and Seller each agree not to assert, in connection with any Tax Return, audit or similar proceeding, any allocation of the Purchase Price that differs from the allocation set forth in the Preliminary Allocation, as it may be modified pursuant to this provision.
1.08 Assignment of Contracts
     If required by Applicable Law or the terms thereof to effect the proper and valid assignment to and assumption by Purchaser of any CSC Document, Lease Document, Assigned Contract, or other Contract to be assigned to and assumed by Purchaser pursuant to this Agreement (each, a “Restricted Contract”) without breach or violation thereof, Seller and Parent agree to use their Best Efforts to obtain, prior to the First Effective Time with respect to any CSC Document or Lease Document and with respect to the Premier Insurance Program and the Corporate Insurance Policies or prior to the Second Effective time with respect to any Assigned Contract or such other Contract to be assigned to and assumed by Purchaser, the consent, waiver, authorization or approval, as applicable, of each other party to any such Restricted Contract necessary to permit the assignment to and assumption by Purchaser of all the Restricted Contracts as at the First Effective Time or the Second Effective Time, as applicable. Nothing in this Agreement or any of the Related Agreements shall be deemed to constitute an assignment or an attempt to assign any Restricted Contract if the attempted assignment thereof without the consent, waiver, authorization or approval, as applicable, of each other party to such Restricted Contract would constitute a breach thereof or affect in any way the rights of Seller or Parent thereunder. Subject to Section 3.02, in the event Seller or Parent fails to obtain any such consent, waiver, authorization or approval, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the material benefits of use of any and all Restricted Contracts for which Seller or Parent has not obtained the consent, waiver, authorization or approval, as applicable, for their respective terms (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser of any and all rights of Seller or Parent against a third party thereunder). Subject to Section 3.02, to the extent permitted by Applicable Law, if any requisite consent, waiver, authorization or approval, as applicable, has not been obtained at or prior to the First Effective Time or the Second Effective Time, as the case may be, the applicable Restricted Contract will be held by Seller or Parent in trust for the benefit of Purchaser and Purchaser will perform the obligations of Seller or Parent thereunder and be entitled to receive all money becoming due and payable under and other benefits derived from the Restricted Contract immediately after receipt by Seller thereof. When such consent, waiver, authorization or approval is obtained, Seller or Parent shall promptly assign, transfer, convey and deliver such Restricted Contract to Purchaser, and Purchaser shall assume the obligations under such Restricted Contract from and after the First Effective Time or the Second Effective time, as the case may be, pursuant to a special-purpose assignment and assumption agreement substantially similar in terms and conditions to those set forth in the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, with the parties each being responsible for their own respective costs and expenses incurred in connection with the preparation thereof).
ARTICLE 2 — CLOSING
2.01 Closing Date
     The closing of the transactions contemplated by Section 1.01(a) and Section 1.03(a) of this Agreement (the “First Closing”) shall take place at the offices of Purchaser’s counsel in Toronto, Ontario, at 10:00 a.m. eastern daylight time (“EDT”) on July 30, 2008 or at such other place and time, or on such other date, as may be mutually agreed to by the parties, subject in each case to the satisfaction or waiver of the conditions set forth in Section 3.01(a) and the satisfaction or waiver of the conditions set forth in Section 3.02(a) (the “First Closing Date”). The closing of the transactions contemplated by Section 1.01(b) and Section 1.03(b) of this Agreement (the “Second Closing”) shall take place at the offices of Purchaser’s counsel in Toronto, Ontario, at 10:00 a.m. EDT on September 30, 2008 or at such other place and time, or on such earlier date, as may be mutually agreed to by the parties, subject in each case to the satisfaction or waiver of the conditions set forth in Section 3.01(b) and the satisfaction or waiver of the conditions set forth in Section 3.02(b) (“Second Closing Date”). Subject to the provisions of Article 9, failure to consummate the transactions contemplated by this Agreement on the applicable date and time and at the place determined pursuant to this Section 2.01 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement. In such a situation, the First Closing or the Second Closing, as applicable, shall occur as soon as practicable, subject to Article 9. The parties acknowledge and agree that, except as otherwise specifically set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the First Closing or the Second Closing, as applicable, shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
2.02 Deliveries by Seller
(a)	First Closing Deliveries. Subject to the satisfaction or waiver of the conditions set forth in Section 3.01(a), at the First Closing, Seller shall deliver to Purchaser possession of all of the First Closing Assets, Purchaser shall assume the Assumed First Closing Liabilities, and Seller shall deliver (or cause to be delivered) to Purchaser originals, or copies if specified, of the following:
(i)	evidence, in form and substance approved in advance by Purchaser:
(A)	of the termination of the Securitization Transactions and the Securitization Documents; and

(B)	that, after giving effect to such termination of the Securitization Transactions and the Securitization Documents:

(I)	all of the Securitized Leases, Securitized CSCs and other property and assets subject to the Securitization Transactions (collectively, the “Securitized Assets”) have been absolutely reassigned or otherwise conveyed to Seller or the concurrent leases entered into under the Securitization Documents in respect of the Securitized Leases have been terminated and that Seller has title thereto free and clear of all Encumbrances, other than Permitted Encumbrances;

(II)	effective as of the time of such termination, there will be a discharge or other binding release of all Encumbrances registered against Seller or otherwise attaching to the Securitized Assets or Financed Property in connection with or pursuant to the Securitization Transactions, including the release of all Encumbrances in the Securitized Assets in favour of any indenture trustee, note trustee or other secured creditor of any assignor of Securitized Assets under clause (I) above (each such discharge or release to be addressed to and capable of being relied upon by Purchaser and its assignees, and otherwise in form and substance approved in advance by Purchaser, acting reasonably) or such other documentation as the parties may agree; and

(III)	there will be perfection of the reassignments and conveyances contemplated in clause (I) above under applicable personal property security legislation; and
(ii)	an acknowledgement, in form and substance reasonably satisfactory to Purchaser, addressed to Purchaser and Seller and executed by each of the applicable trusts confirming the termination of each Securitization Transaction and each Securitization Document to which, in each case, they were a party and confirming in each case that they have no interest in the related Securitized Assets, or such other documentation as the parties may agree.

(iii)	a counterpart of the First Closing Related Agreements and counterparts of all agreements, documents and instruments required to be delivered by Seller pursuant to the First Closing Related Agreements, duly executed by Seller;

(iv)	copies of each notice, consent, waiver, authorization and approval required in connection with the assignment or transfer of the Premier Insurance Program and the Corporate Insurance Policies (including, in the case of the Corporate Insurance Policies, all requisite documentation to add Purchaser as a loss payee thereunder), each in form and substance reasonably satisfactory to Purchaser;

(v)	clearance certificates issued under section 6 of the Retail Sales Tax Act (Ontario), section 99 of the British Columbia Social Service Tax Act, section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba), section 51 of the Revenue and Financial Services Act (Saskatchewan) and section 56 of the Revenue Tax Act, 1988 (PEI), covering the period up to the First Closing Date; provided, however, that in the event that any such certificate is not received by Seller prior to the First Closing despite Seller’s Best Efforts, then Seller shall deliver such certificate to Purchaser promptly upon receipt;

(vi)	a Certificate of Good Standing of Irwin Canada issued by the British Columbia Registrar of Companies and a Certificate of Status of Onset issued by the Alberta Registrar of Corporations, in each case dated within three (3) Business Days prior to the First Closing Date;

(vii)	copies of all the resolutions adopted by the each of the boards of directors and shareholder of each of Irwin Canada and Onset and the board of directors of Parent authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, certified to be true, complete, correct and in full force and effect by the Secretary or other officer thereof;

(viii)	true and complete copies of the certified articles of incorporation of each of Irwin Canada, Onset and Parent, including all amendments thereto, and a copy of the bylaws of each of them, including all amendments thereto, in each case, certified to be true, complete and correct and in full force and effect by the Secretary or other officer thereof;

(ix)	a certificate, dated the First Closing Date, duly executed by an officer of Seller and Parent pursuant to Sections 3.02(a)(ii) and 3.02(a)(iii) of this Agreement;

(x)	a favourable opinion of Davis LLP, as counsel to Seller, reasonably acceptable to Purchaser as to (i) Seller’s existence and corporate capacity, (ii) that each of this Agreement and the First Closing Related Agreements to which it is a party have been duly authorized, executed and delivered by Seller and, subject only to customary assumptions, limitations, exceptions and qualifications, constitutes under the laws of the Province of Ontario a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, and (iii) that all necessary consents, waivers, authorizations and approvals of, and all registrations, declarations and filings with, any Governmental Entity having jurisdiction over Seller which are required under the laws of the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable in those Provinces for the execution and delivery by Seller of this Agreement and each of the First Closing Related Agreements to which it is a party and the performance by Seller of its obligations hereunder and thereunder have been obtained;
(xi)	a favourable opinion of Blake, Cassels & Graydon LLP, as counsel to Seller, addressing customary matters for a transaction of similar nature to the termination of the Securitization Transactions and the Securitization Documents, including that all necessary security registrations have been made;

(xii)	a favourable opinion of Ice Miller LLP, as counsel to Parent, reasonably acceptable to Purchaser, subject to customary assumptions, qualifications, limitations and exceptions in transactions of a similar size and nature in the United States, as to (i) due organization and valid existence of Parent; (ii) Parent’s requisite power and authority, (iii) due authorization, execution and delivery of this Agreement and the First Closing Related Agreements to which Parent is a party, and (iv) that no consents, approvals or authorizations of, and no registrations or filings with, any governmental authority or regulatory body of the State of Indiana for the execution and delivery by Parent of this Agreement and the First Closing Related Agreements to which it is a party and the performance by Parent of its financial obligations hereunder and thereunder except any approvals and actions that have already been obtained or taken;

(xiii)	evidence of the release of all Encumbrances on the First Closing Assets, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser;

(xiv)	subject to the last sentence of Section 13.04 hereof, all such other documents and instruments as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the First Closing Related Agreements;

(xv)	the list of Employees referred to in Section 11.03(f);

(xvi)	the Closing Tape;

(xvii)	the Preliminary Allocation pursuant to Section 1.07; and

(xviii)	a funding memorandum, duly executed by Seller.
(b)	Second Closing Deliveries. Subject to the satisfaction or waiver of the conditions set forth in Section 3.01(b), at the Second Closing, Seller shall deliver to Purchaser possession of all of the Second Closing Assets, Purchaser shall assume the Assumed Second Closing Liabilities to Purchaser, and Seller shall deliver (or cause to be delivered) to Purchaser originals, or copies if specified, of the following:

(i)	counterparts of all Second Closing Related Agreements to which Seller is a party and counterparts of all agreements, documents and instruments required to be delivered by Seller pursuant to any of the Second Closing Related Agreements to which Seller is a party, in each case duly executed by Seller;

(ii)	copies of each notice, consent, waiver, authorization and approval listed in Section 2.02(b)(ii) of the Disclosure Schedules, each in form and substance reasonably satisfactory to Purchaser (the “Seller Material Consents”);

(iii)	clearance certificates issued under section 6 of the Retail Sales Tax Act (Ontario), section 99 of the British Columbia Social Service Tax Act, section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba), section 51 of the Revenue and Financial Services Act (Saskatchewan) and section 56 of the Revenue Tax Act, 1988 (PEI), covering the period up to the Second Closing Date; provided, however, that in the event that any such certificate is not received by Seller prior to the Second Closing despite Seller’s Best Efforts, then Seller shall deliver such certificate to Purchaser promptly upon receipt;

(iv)	a Certificate of Good Standing of Irwin Canada issued by the British Columbia Registrar of Companies and a Certificate of Status of Onset issued by the Alberta Registrar of Corporations, in each case dated within three (3) Business Days prior to the Second Closing Date;

(v)	true and complete copies of the certified articles of incorporation of each of Irwin Canada, Onset and Parent, including all amendments thereto, and a copy of the bylaws of each of them, including all amendments thereto, in each case, certified to be true, complete and correct and in full force and effect by the Secretary or other officer thereof;

(vi)	a certificate, dated the Second Closing Date, duly executed by an officer of Seller and Parent pursuant to Sections 3.02(a)(ii) and 3.02(a)(iii) of this Agreement;

(vii)	a favourable opinion of Davis LLP, as counsel to Seller, reasonably acceptable to Purchaser as to (i) Seller’s existence and corporate capacity, (ii) that each of this Agreement and the Second Closing Related Agreements to which it is a party have been duly authorized, executed and delivered by Seller and, subject only to customary assumptions, limitations, exceptions and qualifications, constitutes under the laws of the Province of Ontario a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, and (iii) that all necessary consents, waivers, authorizations and approvals of, and all registrations, declarations and filings with, any Governmental Entity having jurisdiction over Seller which are required under the laws of the Provinces of British Columbia, Alberta, Ontario and Quebec and the federal laws of Canada applicable in those Provinces for the execution and delivery by Seller of this Agreement and each of the Second Closing Related Agreements to which it is a party and the performance by Seller of its obligations hereunder and thereunder have been obtained.
(viii)	a favourable opinion of Ice Miller LLP, as counsel to Parent, reasonably acceptable to Purchaser, subject to customary in assumptions, qualifications, limitations and exceptions in transactions of a similar size and nature in the United States, as to (i) due organization and valid existence of Parent; (ii) Parent’s requisite power and authority, (iii) due authorization, execution and delivery of this Agreement and the Second Closing Related Agreements to which Parent is a party, and (iv) that no consents, approvals or authorizations of, and no registrations or filings with, any governmental authority or regulatory body of the State of Indiana for the execution and delivery by Parent of this Agreement and the Second Closing Related Agreements to which it is a party and the performance by Parent of its financial obligations hereunder and thereunder except any approvals and actions that have already been obtained or taken;

(ix)	evidence of the release of all Encumbrances on the Second Closing Assets, other than Permitted Encumbrances, each in form and substance reasonably satisfactory to Purchaser; and

(x)	subject to the last sentence of Section 13.04 hereof, all such other documents and instruments as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement or any of the Second Closing Related Agreements.
2.03	Deliveries by Purchaser
(a)	First Closing Deliveries. Subject to the satisfaction or waiver of the conditions set forth in Section 3.02(a), at the First Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following:
(i)	the Estimated Net Portfolio Value plus the Additional Portfolio Amount, payable as provided in Section 1.05(b);

(ii)	counterparts of each of the First Closing Related Agreements to which Purchaser is a party and counterparts of all agreements, documents and instruments required to be delivered by Purchaser pursuant to any of the First Closing Related Agreements to which it is a party, in each case duly executed by Purchaser;

(iii)	copies of all the resolutions adopted by the board of directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified to be true, complete, correct and in full force and effect by the Secretary or other officer thereof;

(iv)	a Certificate of Compliance of Purchaser issued by Industry Canada dated within three (3) Business Days prior to the First Closing Date;

(v)	true and complete copies of the certified articles of incorporation of Purchaser, including all amendments thereto, and a copy of the bylaws of Purchaser, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary or other officer thereof;

(vi)	the Preliminary Allocation pursuant to Section 1.07; and

(vii)	certificates, dated the First Closing Date, duly executed by an officer of Purchaser pursuant to Sections 3.01(a)(ii) and 3.01(a)(iii) of this Agreement.
(b)	Second Closing Deliveries. Subject to the satisfaction or waiver of the conditions set forth in Section 3.02(b), at the Second Closing, Purchaser shall deliver (or cause to be delivered) to Seller originals, or copies if specified, of the following:
(i)	the Holdback Amount, payable as provided in Section 1.05(c);

(ii)	counterparts of each of the Second Closing Related Agreements to which Purchaser is a party and counterparts of all agreements, documents and instruments required to be delivered by Purchaser pursuant to any of the Second Closing Related Agreements to which it is a party, in each case duly executed by Purchaser;

(iii)	a Certificate of Compliance of Purchaser issued by Industry Canada dated within three (3) Business Days prior to the Second Closing Date;

(iv)	true and complete copies of the certified articles of incorporation of Purchaser, including all amendments thereto, and a copy of the bylaws of Purchaser, including all amendments thereto, certified as true, complete and correct and in full force and effect by the Secretary or other officer thereof; and

(v)	certificates, dated the Second Closing Date, duly executed by an officer of Purchaser pursuant to Sections 3.01(b)(ii) and 3.01(b)(iii) of this Agreement.
2.04 Bulk Sales Waiver and Indemnity
     Purchaser waives compliance by Seller with the provisions of the Bulk Sales Act (Ontario) and similar legislation, if any, in other jurisdictions. Each of Parent and Seller agree to indemnify, on a joint and several basis, and save Purchaser fully harmless against, and will reimburse or compensate, on a joint and several basis, Purchaser for, any damages, losses, obligations, Liabilities, claims, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) incurred by or asserted against Purchaser directly or indirectly arising from, in connection with or related in any manner whatsoever to the failure by Seller or Purchaser to comply with such bulk sales legislation. Any rights accruing to Purchaser under this Section 2.04 shall be in addition to, and independent of, the rights of indemnification under Article 8 and any payments made to Purchaser under this Section 2.04 shall not be subject to any of the limitations of Article 8.
ARTICLE 3 — CONDITIONS PRECEDENT
3.01 Conditions Precedent to Obligations of Seller
(a)	Conditions Precedent to First Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement to be completed at the First Closing are subject to the satisfaction, at or prior to the First Closing, of the following conditions, any one or more of which may be waived in writing by Seller (in its sole and absolute discretion):
(i)	Deliveries by Purchaser. Purchaser shall have made delivery to Seller of the items specified in Section 2.03(a).

(ii)	Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement (considered collectively and individually) shall be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) on and as of the First Closing Date as if made by Purchaser on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Seller shall have received a certificate to that effect from Purchaser dated as of the First Closing Date.

(iii)	Performance of the Obligations of Purchaser. Purchaser shall have performed, complied with or fulfilled all of the covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement to be performed, complied with or fulfilled by Purchaser on or prior to the First Closing Date, and Seller shall have received a certificate to that effect from Purchaser dated as of the First Closing Date.

(iv)	Legal Proceedings. None of Purchaser, The Bank of Nova Scotia, Seller or Parent shall be subject to any injunction, restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

(v)	No Violation of Orders. There shall be no injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(vi)	Required Approvals. There shall have been received all consents, waivers, authorizations and approvals of any Governmental Entity necessary to permit the consummation of the transactions contemplated by this Agreement, including any consents, waivers, authorizations and approvals required pursuant to any provision of the Competition Act, each of which is listed in Section 3.01(a)(vi) of the Disclosure Schedules.

(vii)	Termination of Securitization Transactions and Securitization Documents. All of the Securitization Transactions and the Securitization Documents shall have been duly terminated.

(viii)	Release of Parent Guarantees. Seller shall have received evidence, in form and substance satisfactory to it, of the release of Irwin Financial Corporation from its obligations under the Parent Guarantees in respect of the relevant Securitization Documents.
(b)	Conditions Precedent to Second Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement to be completed at the Second Closing are subject to the satisfaction, at or prior to the Second Closing, of the following conditions, any one or more of which may be waived in writing by Seller (in its sole and absolute discretion):
(i)	Deliveries by Purchaser. Purchaser shall have made delivery to Seller of the items specified in Section 2.03(b).

(ii)	Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement (considered collectively and individually) shall be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) on and as of the Second Closing Date as if made by Purchaser on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and Seller shall have received a certificate to that effect from Purchaser dated as of the Second Closing Date.

(iii)	Performance of the Obligations of Purchaser. Purchaser shall have performed, complied with or fulfilled all of the covenants, agreements, obligations and conditions required under this Agreement and each of the First Closing Related Agreements to which it is a party to be performed, complied with or fulfilled by Purchaser on or prior to the Second Closing Date, and Seller shall have received a certificate to that effect from Purchaser dated as of the Second Closing Date.

(iv)	Legal Proceedings. None of Purchaser, The Bank of Nova Scotia, Seller or Parent, shall be subject to any injunction, restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

(v)	No Violation of Orders. There shall be no injunction or other order issued by any Governmental Entity that declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(vi)	Required Approvals. There shall have been received all consents, waivers, authorizations and approvals of any Governmental Entity necessary to permit the consummation of the transactions contemplated by this Agreement to be completed at the Second Closing, including any consents, waivers, authorizations and approvals required pursuant to any provision of the Competition Act, each of which is listed in Section 3.01(a)(vi) of the Disclosure Schedules.
3.02 Conditions Precedent to Obligations of Purchaser
(a)	Conditions Precedent to First Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to be completed at the First Closing is subject to the satisfaction, at or prior to the First Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser (in its sole and absolute discretion):
(i)	Deliveries by Seller. Seller shall have made delivery to Purchaser of the items specified in Section 2.02(a).

(ii)	Representations and Warranties of Seller and Parent. All First Closing Representations and Warranties (considered collectively and individually) shall be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) on and as of the First Closing Date as if made by Seller and Parent on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) and Purchaser shall have received a certificate to that effect from each of Seller and Parent dated as of the First Closing Date.

(iii)	Performance of the Obligations of Seller and Parent. Seller and Parent shall have performed, complied with or fulfilled all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement to be performed, complied with or fulfilled by Seller or Parent on or prior to the First Closing Date, and Purchaser shall have received a certificate to that effect from each of Seller and Parent dated as of the First Closing Date.

(iv)	Legal Proceedings. None of Seller, Parent, Purchaser or The Bank of Nova Scotia shall be subject to any injunction, restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement or any of the Related

Agreements. Since the date of this Agreement, there shall not have been commenced against Seller, or against any direct or indirect majority shareholder of Seller, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any Related Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement or any Related Agreement.

(v)	No Violation of Orders. There shall be no injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(vi)	Required Approvals. There shall have been received all consents, waivers, authorizations and approvals of any Governmental Entity necessary to permit the consummation of the transactions contemplated by this Agreement, including any consents, waivers, authorizations and approvals required pursuant to any provision of the Competition Act, each of which is listed in Section 3.01(a)(vi) of the Disclosure Schedules.

(vii)	Termination of Securitization Transactions and Securitization Documents. The Securitization Transactions and the Securitization Documents shall have been duly terminated.

(viii)	Termination of Securcor Securitization. Seller shall have delivered to Purchaser evidence in form and substance reasonably satisfactory to Purchaser, of the termination of the Securcor Securitization.

(ix)	No Material Adverse Change. During the First Interim Period, there shall have been no Material Adverse Change.

(x)	Master Tapes. The Pre-Closing Tape and the Closing Tape shall have been delivered to Purchaser in accordance with this Agreement and each shall be in form and substance satisfactory to Purchaser in its sole discretion.

(xi)	No Extraordinary Decline in Value. No extraordinary decline in the value of the Portfolio and no significant deterioration in the quality of the Portfolio or the Business shall have occurred during the First Interim Period.

(xii)	Reputation. No matter shall have occurred in relation to the Business or the Portfolio which could adversely affect the reputation of the Business or Purchaser.

(xiii)	Employment Agreements. Purchaser shall have finalized and entered into employment agreements with each of the Key Employees in form and substance reasonably satisfactory to Purchaser.

(b)	Conditions Precedent to Second Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to be completed at the Second Closing is subject to the satisfaction, at or prior to the Second Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser (in its sole and absolute discretion):
(i)	Deliveries by Seller. Seller shall have made delivery to Purchaser of the items specified in Section 2.02.

(ii)	Representations and Warranties of Seller and Parent. All Second Closing Representations and Warranties (considered collectively and individually) shall be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded) on and as of the Second Closing Date as if made by Seller and Parent on and as of such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) and Purchaser shall have received a certificate to that effect from each of Seller and Parent dated as of the Second Closing Date.

(iii)	Performance of the Obligations of Seller and Parent. Seller and Parent shall have performed, complied with or fulfilled all covenants, agreements, obligations and conditions (considered collectively and individually) required by this Agreement for the Second Closing and each of the First Closing Related Agreements to which it is a party to be performed, complied with or fulfilled by Seller or Parent on or prior to the Second Closing Date, and Purchaser shall have received a certificate to that effect from each of Seller and Parent dated as of the Second Closing Date.

(iv)	Legal Proceedings. None of Seller, Parent, Purchaser or The Bank of Nova Scotia shall be subject to any injunction, restraining order or other similar decree of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement to be completed at the Second Closing or any of the Second Closing Related Agreements. Since the date of this Agreement, there shall not have been commenced against Seller, or against any direct or indirect majority shareholder of Seller, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any Related Agreement, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement to be completed at the Second Closing or any Second Closing Related Agreement.

(v)	No Violation of Orders. There shall be no injunction or other order issued by any Governmental Entity which declares this Agreement or any of the Related Agreements invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby.

(vi)	Required Approvals. There shall have been received all consents, waivers, authorizations and approvals of any Governmental Entity necessary to permit the consummation of the transactions contemplated by this Agreement to be completed at the Second Closing, including any consents, waivers, authorizations and approvals required pursuant to any provision of the Competition Act, each of which is listed in Section 3.01(a)(vi) of the Disclosure Schedules.

(vii)	No Material Adverse Change. During the Second Interim Period, there shall have been no Material Adverse Change.

(viii)	Due Diligence. Purchaser shall be satisfied with the results of its due diligence investigation with respect to the Second Closing Assets and Assumed Second Closing Liabilities, including interviews with selected staff and management of Seller.

(ix)	Reputation. No matter shall have occurred in relation to the Business (as it exists immediately following the First Closing) or the Portfolio which could adversely affect the reputation of the Business (as it exists immediately following the First Closing) or Purchaser.

(x)	Excluded Items. Each of the Excluded Items, and all Liabilities arising from or relating thereto, shall have been duly and effectively sold by or otherwise transferred from Seller.

(xi)	Acceptance of Employment Offers. A majority of the Employees engaged in each of the principal functions of the Business shall have accepted the offers of employment made by Purchaser pursuant to Section 11.03(a).
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
     Each Seller and Parent hereby represents and warrants to Purchaser, on a joint and several basis, on the date hereof, as of the First Closing Date with respect to the First Closing Representations and Warranties and as of the Second Closing Date with respect to the Second Closing Representations and Warranties as follows:
4.01 Organization; Power
     Each Seller is a corporation duly incorporated, organized and subsisting under the laws of British Columbia (with respect to Irwin Canada) and Alberta (with respect to Onset). Parent is a banking corporation duly incorporated and validly existing under the laws of the State of Indiana. No proceedings have been taken or authorized by Seller, Parent or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Seller or Parent or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Seller or Parent nor, to the Knowledge of Seller, have any such proceedings been threatened by any Person. Seller has all necessary power, authority, and capacity to carry on the Business as now carried on and to own the Assets and to sell, assign and transfer the Assets owned by it which collectively constitute all of the Assets to Purchaser as herein contemplated. Each Seller and Parent have the corporate power and authority to enter into, execute and deliver this Agreement and will have the corporate power and authority to enter into, execute and deliver each of the Related Agreements to which they are a party, to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which they are a party, to perform all of their obligations under this Agreement and each of the Related Agreements to which they are a party and to comply with and fulfill the terms and conditions of this Agreement and each of the Related Agreements to which they are a party.
4.02 Authorization and Validity of Agreement
     The execution, delivery and performance by each Seller and Parent of this Agreement and any and all Related Agreements to which they are a party has been authorized by all necessary corporate action on the part of each Seller and Parent. This Agreement and each of the Related Agreements to which they are a party have been duly executed and delivered by each Seller and Parent and, in each case, constitutes a legal, valid and binding obligation of each Seller and Parent, as applicable, enforceable against each of them in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
4.03 No Conflict or Violation
(a)	The execution, delivery and performance of this Agreement and each of the Related Agreements to which they are a party by each Seller and Parent do not and shall not violate or conflict with any provision of the articles of incorporation, bylaws or other Governing Documents thereof.

(b)	The execution, delivery and performance of this Agreement and each of the Related Agreements by each Seller and Parent do not and shall not: (i) violate any Applicable Law with respect to Seller, Parent or the Business; (ii) except as set forth in Section 4.03(b) of the Disclosure Schedules, violate or result in a material breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract, consent order or other instrument or obligation to which any Seller or Parent is a party, or by which its assets or properties may be bound; (iii) result in the imposition of any Encumbrance or restriction, except for Permitted Encumbrances, on the Business or any of the Assets, cause the maturity of any Liability of any Seller or Parent to be accelerated or increased (with or without due notice or lapse of time or both); or (iv) except as set forth in Section 4.03(b) of the Disclosure Schedules, require any notice to, filing with or consent, waiver, authorization or approval from any Governmental Entity or any other Person.
4.04 Qualification to do Business
     Except as set out in Section 4.04 of the Disclosure Schedules, Seller is registered, licensed or otherwise qualified to do business under the laws of each of the jurisdictions where the ownership or operation of the Assets or the conduct of the Business requires such registration, license or qualification, each of which jurisdiction and each of which registration, license and qualification is specified in Section 4.04 of the Disclosure Schedules.
4.05 Documents Made Available to Purchaser
     All of the documents and information furnished to Purchaser (including pursuant to Section 6.03) in connection with the transactions contemplated by this Agreement and the Related Agreements, taken as a whole but in no way limiting the scope or content of any other representation and warranty of Seller or Parent, were, in all material respects, true, accurate and complete as of their respective dates (or, if undated, as at the date of delivery thereof) and do not contain any untrue statement of a material fact or omit a material fact necessary to make any of such documents or information not misleading in light of the circumstances in which they were furnished.
4.06 Files and Records
     Seller has made available to Purchaser all Files and Records that are material to the Business, the Assets, the Assumed Liabilities and the transactions contemplated by this Agreement. All material financial transactions of the Business have been accurately recorded in the Financial Records in accordance with sound business and financial practice and the Financial Records accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof. The Files and Records are true and correct in all material respects. All Files and Records are owned exclusively by Seller and, except as set forth in Section 4.06 of the Disclosure Schedules, all Files and Records are in the full possession and exclusive control of Seller.
4.07 Master Tapes
     Each of the Pre-Closing Tape and the Closing Tape to be furnished by Seller to Purchaser pursuant to this Agreement will be upon the delivery thereof, a true and accurate reproduction of the data and information contained in the Files and Records as of its respective time of production and discloses or will disclose, as applicable, all data and information required to be included thereon with respect to each CSC and Lease included in the Portfolio as at such time.
4.08 Financial Statements
     Attached to the Disclosure Schedules, and deemed to be incorporated by reference therein as Section 4.08 thereof, are copies of: (i) the consolidated balance sheets of Irwin Canada as of December 31, 2005 and December 31, 2006, and the consolidated balance sheets of Irwin Financial Corporation and its subsidiaries as of December 31, 2007, and the related statements of income for each of the fiscal years then ended; (ii) the consolidated balance sheet of Irwin Canada (the “Interim Balance Sheet”) as of June 30, 2008 (the “Balance Sheet Date”); and (iii) the related statement of income for the six (6) months then ended (collectively, the “Financial Statements”). All Financial Statements referred to in this Section 4.08:
(a)	have been prepared in accordance with Canadian GAAP, except for the Financial Statements of Irwin Financial Corporation and its subsidiaries, which have been prepared in accordance with U.S. GAAP, in each case, on the basis of the Files and Records; and

(b)	are true and correct and fairly present the financial position of Seller as of the respective dates thereof and the results of Seller’s operations and income for the periods covered thereby, except for the absence of footnotes and of customary year-end adjustments made in accordance with Canadian GAAP.
4.09 Tax Matters
(a)	Seller has filed or caused to be filed on a timely basis all Tax Returns with respect to Taxes that are or were required to be filed. Seller has paid, or made provision for the payment of, all Taxes shown to be due thereon, except such Taxes as are set forth in Section 4.09(a) of the Disclosure Schedules or which are not yet delinquent or are being contested in good faith and as to which adequate reserves (determined in accordance with Canadian GAAP) have been provided in the Interim Balance Sheet. Except as set forth in Section 4.09(a) of the Disclosure Schedules, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return or any waiver or extension of time for the assessment of any Tax. There is no pending or, to the Knowledge of Seller, threatened, claim by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)	Except as set forth in Section 4.09(b) of the Disclosure Schedules, there is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that shall require any payment by Seller.

(c)	Seller has made all collection and withholding of Taxes required to be made under all Applicable Law, including collection or withholding with respect to sales and use Taxes and compensation paid to any employee, independent contractor, creditor of Seller or other third party and the amounts collected or withheld have been properly and timely paid over to the appropriate Taxing Authority. Seller is not a party to any express Tax settlement agreement, arrangement, policy or guideline, formal or informal, as of the First Closing Date and as of the Second Closing Date, as applicable, and Seller has no obligation to make payments under any such arrangement.

(d)	Seller is not a “non-resident” of Canada within the meaning of the Income Tax Act. Seller is registered for the purposes of the GST Legislation and the registration number for Irwin Canada is 87042 0247 RT0001 and the registration number for Onset is 87065 2518 RT0001. This Agreement provides for the sale to Purchaser of all or part of a business that was established or carried on by Seller.
4.10 Absence of Certain Changes
     Except as set forth in Section 4.10 of the Disclosure Schedules, since December 31, 2006, there has not been any: (a) damage, destruction, or casualty or personal injury or loss, whether or not insured, affecting any portion of the assets or properties of Seller, including the Assets, where such damage, destruction, casualty, injury or loss had or would have a material and adverse effect on Seller or the Business; (b) material change in Seller’s customary methods of operations or the manner in which the Business is conducted; (c) change in Seller’s accounting policies, procedures or methodologies or tax principles, practices or policies, (d) sale, transfer or assignment of any material tangible or intangible asset of Seller, except in the Ordinary Course of Business; (e) material mortgage, pledge or imposition of any Encumbrances on any asset of Seller, or material lease of real property, machinery, equipment or buildings entered into by Seller; (f) declaration, setting aside or payment of any dividend or any other distribution in respect of any capital stock or other securities of Seller, except regularly scheduled dividends; (g) capital investment in, loan to, or acquisition of the securities or assets of (including by merger or consolidation), any other Person; (h) increase in the compensation, bonus or other benefits payable, or the granting of awards under equity based plans, to directors, consultants, officers or employees of Seller, other than increases in the Ordinary Course of Business or payments made in the Ordinary Course of Business consistent with past practice; (i) change made or authorization to make a change to Seller’s Governing Documents; (j) event or condition of any character that constitutes or could reasonably be expected to materially and adversely affect Seller; or (k) agreement or understanding, whether or not in writing, to do any of the foregoing.
4.11 Real Property
     Seller does not own any real property.
4.12 Leased Real Property
(a)	Section 4.12 of the Disclosure Schedules sets forth a list of all real property in which Seller, as lessee, has a leasehold interest (the “Leased Real Property”). Except as set forth in Section 4.12 of the Disclosure Schedules, neither Seller nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any Real Property Lease, and no party to any Real Property Lease has given Seller written notice of or made a written claim with respect to any breach or default thereunder. Except as set forth in Section 4.12 of the Disclosure Schedules, to the Knowledge of Seller, the Leased Real Property is not subject to any Encumbrance that has been caused or created by Seller (other than the lien, if any, of current property Taxes and assessments not in default). To the Knowledge of Seller, there are no pending or threatened condemnation or other Proceedings or claims relating to any of the Leased Real Property.

(b)	No notice of a violation of any Laws, or of any covenant, condition, easement or restriction which is material to the Leased Real Property or its use or occupancy has been given to Seller.

(c)	Seller holds good, valid and marketable leasehold title to the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances and minor title imperfections and easements and encroachments created by Seller which do not adversely affect the use or operation of the Leased Real Property by Seller.

4.13 Equipment and Machinery
(a)	Section 4.13 of the Disclosure Schedules sets forth a list of all Equipment and Machinery (whether owned or leased by Seller) included in the Assets, and a designation as to whether such Equipment and Machinery is owned or leased by Seller. Seller has good title, free and clear of all Encumbrances (other than the Permitted Encumbrances), to the Equipment and Machinery listed as owned by it. Seller holds good and transferable leasehold interests in all Equipment and Machinery listed as leased by it.

(b)	The Equipment and Machinery are in reasonably good operating condition and repair (except for normal wear and tear), and are sufficient for the operation of the Business as presently conducted, subject to routine replacement, maintenance and repair. To the Knowledge of Seller, all warranties given by the manufacturer or seller of the Equipment and Machinery in respect thereof are in good standing and are binding and enforceable and have not been amended, cancelled, modified or encumbered.
4.14 The CSCs
(a)	Section 4.14(a) of the Disclosure Schedules contains a list of the CSCs, by Obligor, current interest rate, monthly payment and outstanding principal balance as of the Close of Business on the day immediately prior to the date hereof and indicates whether and to what extent any payment (or part thereof) on any CSC is more than thirty (30) days past due or whether any CSC is otherwise in default, and indicates which CSCs are subject to the Securitization Transactions.

(b)	With respect to each CSC, except as set forth in Section 4.14(b) of the Disclosure Schedules:
(i)	each CSC Document: (A) is enforceable in accordance with its terms, subject to bankruptcy, insolvency, and similar Laws, and are not subject to any right of rescission, set-off, abatement, diminution, or counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, abatement, diminution, or reasonable counterclaim or defense has been asserted with respect thereto; (B) has been duly executed and delivered by Seller and, to the Knowledge of Seller, by each Obligor that is a party thereto; and (C) is correct and complete in all material respects;

(ii)	(A) unless otherwise allowed pursuant to the terms of the CSC Documents, no CSC has been prepaid fully or partially; (B) all payments required to be made for such CSC under the terms of the CSC have been made; and (C) Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Obligor, for the payment of any amount required by the CSC;

(iii)	all interest, fees and other charges payable with respect to each such CSC conform in all respects with all Applicable Laws of the jurisdiction governing such CSC;

(iv)	any and all requirements of Applicable Law, including usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, foreign entity qualification and disclosure laws, applicable to Seller with respect to each CSC have been complied with in all respects;

(v)	the proceeds of each CSC have been fully disbursed, and there is no obligation or requirement for future advances thereunder by Seller, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with;

(vi)	Seller has delivered to Purchaser a true and complete copy of each form of CSC Document which will be in effect as of the First Effective Time without revision; and

(vii)	as of the First Effective Time, Seller will be the principal and sole owner of each CSC and the related CSC Documents and Seller shall have full and absolute right, power and authority to assign, transfer and deliver the CSCs, free and clear of Encumbrances, other than Permitted Encumbrances, to Purchaser and without notice to or consent, waiver, authorization or approval of any Obligor or any other Person.
(c)	Except as set forth in Section 4.14(c) of the Disclosure Schedules: (i) there is no material default, breach or violation or, to the Knowledge of Seller, no event of acceleration existing under any CSC or the related CSC Documents and, to the Knowledge of Seller, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; (ii) to the Knowledge of Seller, no Obligor with respect to a CSC or any other CSC Document has (A) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (B) made an assignment for the benefit of its creditors, (C) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (D) been adjudicated insolvent, or (E) taken action for the purpose of authorizing any of the foregoing; and (iii) Seller has not waived any default, breach, violation or event of acceleration.

(d)	With respect to each CSC, except as set forth in Section 4.14(d) of the Disclosure Schedules:
(i)	there is no pending or, to the Knowledge of Seller, threatened litigation with respect to any CSC which would adversely affect the rights of Purchaser to enforce such CSC or otherwise obtain the benefits contemplated with respect to each CSC;

(ii)	with respect to each CSC, Seller is in possession of complete Files and Records and Seller has made available to Purchaser all such Files and Records related to the CSCs and each such CSC Document contained in the Files and Records of Seller relating to a CSC is true and correct in all material respects and accurately describes the transaction to which such CSC Document relates in all material respects;

(iii)	Seller has fulfilled and performed its obligations under each of the CSC Documents in all material respects, and Seller is not, and has received no written notice alleging that it is, in breach or default under any of them;

(iv)	Save and except for CSCs for which, in accordance with the Credit Policies and the Ordinary Course of Business of Seller, a security interest has not been registered by Seller, each CSC is secured by either (x) a perfected, valid and enforceable first priority security interest in favour of Seller in each item of Collateral, or (y) if a credit approval contemplates that Seller would have a secondary or other subordinate security interest in any Collateral, Seller has a perfected, valid and enforceable security interest in each item of Collateral relating to such CSC with the priority contemplated by such credit approval, which security interests will be, in each case, as of the First Effective Time, assignable by Seller to Purchaser;

(v)	no notice, consent, waiver, authorization or approval is required in connection with the execution, delivery or performance by, validity of or enforceability against any Obligor of any CSC Document other than those which have been duly obtained, made or performed, and are in full force and effect; and

(vi)	Seller has not received any notice of violation of any Applicable Law relating to any CSC Document.
4.15 The Leases and Lease Documents
(a)	Section 4.15(a) of the Disclosure Schedules contains a list of the Leases, by Obligor, loss reserves and outstanding balance as of the Close of Business on the day immediately prior to the date hereof and indicates whether and to what extent any payment (or part thereof) on any Leases is more than thirty (30) days past due or whether any Leases are otherwise in default and indicates which Leases are subject to the Securitization Transactions.

(b)	Except as set forth in Section 4.15(b) of the Disclosure Schedules:
(i)	each Lease Agreement and the other Lease Documents: (A) is enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar Laws, and are not subject to any right of rescission, set-off, abatement, diminution, or counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, abatement, diminution, or reasonable counterclaim or defense has been asserted with respect thereto, and neither the operation of the terms of the Lease Documents, nor the exercise of any right thereunder, will render them unenforceable, in whole or in part; (B) has been duly executed and delivered by Seller and, to the Knowledge of Seller, by each Obligor that is a party thereto; (C) is correct and complete in all material respects and (D) constitutes a valid and binding obligation of Seller (to the extent Seller is a party thereto) and a valid and binding obligation of the other parties thereto, and is in full force and effect subject to bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights and to general equitable principles;
(ii)	(A) no Lease has been prepaid fully or partially; (B) all payments required to be made for such Lease under the terms of the Lease Agreement have been made; and (C) Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Obligor, for the payment of any amount required by the Lease;

(iii)	all rent payments, fees and other charges payable with respect to each Lease Agreement conform in all respects with all Applicable Laws;

(iv)	any and all requirements of any Applicable Law, including usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, foreign entity qualification and disclosure Laws, applicable to Seller with respect to each Lease have been complied with in all respects;

(v)	each Lease is secured by a perfected, valid and enforceable first priority security interest in favour of Seller in each item of Collateral relating to such Lease, which security interest will be, as of the First Effective Time, assignable by Seller to Purchaser;

(vi)	there is no obligation or requirement for future purchases under any Lease by Seller;

(vii)	Seller has delivered to Purchaser a true and complete copy of each form of Lease Document which will be in effect without revision; and

(viii)	as of the First Effective Time, Seller will be the principal and sole owner of each Lease and the related Lease Documents and Seller shall have full and absolute right, power and authority to assign, transfer and deliver the Leases, free and clear of Encumbrances, other than Permitted Encumbrances, to Purchaser and without notice to or consent, waiver, authorization or approval of any Obligor or any other Person.
(c)	Except as set forth in Section 4.15(c) of the Disclosure Schedules: (i) there is no material default, breach, violation or, to the Knowledge of Seller, event of acceleration existing under any Lease Agreement or the related Lease Documents and, to the Knowledge of Seller, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; (ii) to the Knowledge of Seller, no Obligor with respect to a Lease Agreement or any other Lease Document has (A) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (B) made an assignment for the benefit of its creditors, (C) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (D) been adjudicated insolvent, or (E) taken action for the purpose of authorizing any of the foregoing; and (iii) Seller has not waived any default, breach, violation or event of acceleration.
(d)	With respect to each Lease and the corresponding Lease Documents, except as set forth in Section 4.15(d) of the Disclosure Schedules:
(i)	there is no pending or, to Seller’s Knowledge, threatened litigation with respect to any Lease which would adversely affect the rights of Purchaser to enforce such Lease or otherwise obtain the benefits contemplated with respect to each Lease;

(ii)	with respect to each Lease, Seller is in possession of complete Files and Records and Seller has made available to Purchaser all such Files and Records related to the Leases, and each such Lease Document contained in the Files and Records of Seller relating to a Lease is true and correct in all material respects and accurately describes the transaction to which such Lease Document relates in all material respects;

(iii)	Seller has fulfilled and performed its obligations under each of the Lease Documents in all material respects, Seller is not required to disburse any additional funds to any Obligor, and Seller is not, and has received no written notice alleging that it is, in breach or default under any of them;

(iv)	no notice, consent, waiver, authorization or approval is required in connection with the execution, delivery or performance by, validity of, or enforceability against any Obligor of any Lease Document other than those which have been duly obtained, made or performed, and are in full force and effect; and

(v)	Seller has not received any notice of violation of any Applicable Law relating to any Lease Document.
4.16 Nature of CSCs and Leases
(a)	None of the CSCs or Leases:
(i)	are in respect of a motor vehicle having a gross vehicle weight (specified by the manufacturer of the motor vehicle as the loaded weight of the motor vehicle or, in the case of a motor vehicle designed to pull a trailer, the motor vehicle with the trailer) that is less than twenty-one (21) tonnes;

(ii)	are with a natural person Obligor in respect of personal property that is leased by such Obligor under a financial lease agreement or purchased by such Obligor under a conditional sales agreement and intended primarily for the personal use or enjoyment of the Obligor or of a natural person who is not dealing with the Obligor at arm’s length;

(iii)	are in respect of personal property, including personal property that is affixed to real property, unless such personal property was selected by the Obligor and acquired by Seller at the request of the Obligor or was previously acquired by Seller in respect of another financial lease agreement or conditional sales agreement; or

(iv)	entail responsibility on the part of Seller to install, promote, service, clean, maintain or repair the property that is the subject of the CSC or Lease.
(b)	Each of the CSCs and Leases is a financial lease agreement or conditional sales agreement, the primary purpose of which is the extending of credit to an Obligor.

(c)	Seller does not have a residual interest in any CSC or Lease in excess of twenty-five percent (25%) of the original cost of the Equipment and Machinery to which the CSC or Lease relates, and the sum of the estimated residual interest of Seller in the Portfolio is not in excess of ten percent (10%) of the sum of the original costs of acquisition of such leased properties by Seller.

(d)	Each of the CSCs and Leases includes a provision assigning to the Obligor, or setting out the responsibilities of Seller in respect of, the benefit of all warranties, guarantees or other undertakings made by a manufacturer or supplier in respect of the personal property that is the subject of the CSC or Lease.
4.17 Servicer Obligations
     Irwin Canada has serviced the CSCs and Leases in compliance with Applicable Laws in all material respects from the date of origination, purchase or other acquisition by Irwin Canada of each such serviced CSC or serviced Lease through the Second Closing Date.
4.18 Title to the Assets and Related Matters
     Seller has good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. Except with respect to any purchase option granted to a lessee as set forth in the Lease Documents, there is no agreement, option or other right or privilege in favour of any person binding upon or which at any time in the future may become binding upon any Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets. Except as set forth in Section 4.18 of the Disclosure Schedules, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever necessary to operate the Business in the manner presently operated by Seller. On the date hereof, Seller is not a party to, and none of the Assets are the subject matter of, a securitization transaction other than a Securitization Transaction.

4.19 Intellectual Property
(a)	Section 4.19(a) of the Disclosure Schedules sets forth a true and complete list of (i) all patents, patent applications, trade-marks, service marks, certification marks, business names, trademark applications, industrial design applications and registrations, integrated circuit topographies, mask works, trade names, domain names, internet protocol addresses, registered copyrights and copyright applications owned by Seller (collectively, the “Proprietary Intellectual Property”), (ii) all patents, trade-marks, trade names, domain names, internet protocol addresses, service marks, certification marks, business names, integrated circuit topographies, mask works, copyrights, technology, Software and processes licensed to Seller or an Affiliate thereof pursuant to a written Contract and used by Seller primarily in the operation of the Business (collectively, the “Contract-Licensed Intellectual Property”) and (iii) all licenses governing the Contract-Licensed Intellectual Property (the “Licenses”). Notwithstanding the foregoing, Section 4.19(a) of the Disclosure Schedules and the definitions of Proprietary Intellectual Property and Contract-Licensed Intellectual Property shall not include any of the Excluded Intellectual Property Assets identified in Section 1.02(t) herein.

(b)	Seller owns, or has the right to use pursuant to valid and effective Contracts set forth in Section 4.19(a) of the Disclosure Schedules, all Proprietary Intellectual Property and Contract-Licensed Intellectual Property, all Off-the-Shelf Software, and all other Unregistered Intellectual Property, and all goodwill associated with each of the foregoing, where applicable (but not including Excluded Intellectual Property Assets) used to conduct the Business as presently conducted (collectively referred to as “Intellectual Property Assets”). Except as set forth in Section 4.19(b) of the Disclosure Schedules, no claims are pending or, to the Knowledge of Seller, threatened against Seller by any Person with respect to the Personal Information and use of any Intellectual Property Assets, or challenging or questioning their validity, enforceability or distinctiveness of any Proprietary Intellectual Property or the validity or effectiveness of any Contract relating to the Intellectual Property Assets. Except as set forth in Section 4.19(b) of the Disclosure Schedules, to the Knowledge of Seller, none of the Intellectual Property Assets or the use thereof infringe, violate or otherwise misappropriate any Intellectual Property of another Person.

(c)	To the Knowledge of Seller, and except as set out in Section 4.19(c) of the Disclosure Schedules, Seller is entitled to the sole and exclusive use of all of the Intellectual Property Assets, and none of same is subject to any Encumbrances other than Permitted Encumbrances. Seller is not a party to any contract or commitment to pay any royalty, license or other fee with respect to the use of the Intellectual Property Assets except as set out in Section 4.19(c) of the Disclosure Schedules. The Intellectual Property Assets and the Excluded Intellectual Property Assets constitute all Intellectual Property necessary and material to the operation of the Business. To the Knowledge of Seller, except as set out in Section 4.19(c) of the Disclosure Schedules, no Intellectual Property Asset is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement materially restricting the transfer, use, enforcement or licensing thereof by Seller in the operation of the

Business. Except as set out in Section 4.19(c) of the Disclosure Schedules, no notice, consent, waiver, authorization or approval is required for Seller to license or sublicense any of the Intellectual Property Assets for the operation of the Business.
(d)	Seller has taken, and prior to the Second Closing Date will continue to take, such reasonable measures to preserve and protect the Personal Information and its rights in the Intellectual Property Assets so as to restrict the use and disclosure thereof solely to authorized Persons. For clarification, reasonable measures to preserve and protect the Intellectual Property Assets shall: (i) not include registering or otherwise obtaining governmental protection for any of the Unregistered Intellectual Property Assets; and (ii) for the Software and Off-the-Shelf Software, only include complying with the terms and conditions of the applicable Contract. To the Knowledge of Seller, Seller is not making unauthorized use of any information which was provided to it on a confidential basis or which constitutes the trade secret of any Person. Except for those Intellectual Property Assets licensed by Seller which expressly require consent, waiver, authorization, or approval to transfer to Purchaser, which may include, but are not limited to, Software and/or Off-the-Shelf Software, all of which such Intellectual Property Assets are set forth in Section 4.19(d) of the Disclosure Schedules the transactions contemplated by this Agreement, and all due diligence investigations conducted in respect of same, will not result in the termination of, or otherwise require the consent, waiver, authorization or approval of any party to, any Intellectual Property Asset or Personal Information. Section 4.19(d) of the Disclosure Schedules is a complete list of all of the Software, Off-the-Shelf Software and other Intellectual Property Assets for which consent, waiver, authorization or approval to transfer to Purchaser is required.

(e)	Following the Second Closing, Purchaser will hold enforceable licenses for all Off-the-Shelf Software and Software used by or for Seller in connection with the Business, including a sufficient number of licenses for all the Off-the-Shelf Software and Software loaded on all computers forming part of the Assets.

(f)	Seller has not developed or customized, nor contributed to developing or customizing, any Software, and none of the Software that constitutes Intellectual Property Assets was developed for or on behalf of Seller by any party, including, without limitation, employees and individual contractors of Seller. All of the Software that constitutes Intellectual Property Assets is Contract-Licensed Intellectual Property. All of the Software that is used in the Business is Contract-Licensed Intellectual Property and is listed in Section 4.19(a) of the Disclosure Schedules.

(g)	Except as set out in Section 4.19(g) of the Disclosure Schedules and to the Knowledge of Seller, all Software and Off-the-Shelf Software that is owned, used or licensed by Seller in the conduct of the Business is operative in all material respects as required for the conduct of the Business, and is free of any material problems, defects, deficiencies, bugs, errors, viruses or other corrupting influences.

(h)	All applications and registrations pertaining to the Excluded Intellectual Property Assets that are licensed to Purchaser pursuant to Section 10.01(b) (the “Licensed Excluded Intellectual Property”) are valid, subsisting and enforceable and have not been abandoned. Seller holds the entire right, title and interest in and to all of the Licensed Excluded Intellectual Property with good and marketable title thereto, and none of same is subject to any Encumbrances or any other rights of others, other than Permitted Encumbrances. To the Knowledge of Seller, no infringement, misuse or misappropriation of the Licensed Excluded Intellectual Property has occurred or is occurring.
4.20 Privacy
(a)	The collection, use and retention of the Personal Information by Seller complies with all Privacy Laws and is consistent with Seller’s own Privacy Policies. The disclosure or transfer of the Personal Information by Seller to any third parties and disclosure of the Personal Information by Seller to Purchaser as part of Purchaser’s due diligence in connection with the transactions contemplated by this Agreement and as contemplated by this Agreement or any Related Agreement comply and, subject to Purchaser’s compliance with its obligations under Section 11.06, for the purposes of Purchaser’s administration and collection practices and procedures relating to the Assets following the First Closing and the Second Closing, as applicable, will comply, in each case, with all Privacy Laws and are consistent with Seller’s Privacy Policies.

(b)	There are no restrictions on Seller’s collection, use, disclosure, transfer and retention of the Personal Information except as provided by Applicable Laws, Seller’s own Privacy Policies and the Eligible Account Documents.

(c)	There are no investigations, inquiries, actions, suits, claims, demands or proceedings, whether statutory or otherwise, pending or ongoing with respect to Seller’s collection, use, disclosure, transfer or retention of the Personal Information.

(d)	No order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring Seller to take (or to refrain from taking) any action with respect to the Personal Information.

(e)	Set out in Section 4.20(e) of the Disclosure Schedules are the following in respect of the Personal Information:
(i)	all Privacy Policies;

(ii)	a copy of all the forms of consent used by Seller in respect of the Personal Information; and

(iii)	a description of all “opt-in” and “opt-out” procedures utilized by Seller in respect of Seller’s or any third party’s use of the Personal Information.

4.21 Employee Benefit Plans
(a)	Section 4.21 of the Disclosure Schedules sets forth a complete and correct list of all Benefit Plans, none of which are registered or supplemental pension plans. Seller has made available to Purchaser copies of all Benefit Plans, as amended to the date hereof, together with summary descriptions thereof. To the Knowledge of Seller, no event has occurred and there exists no condition or set of circumstances with respect to the Benefit Plans in connection with which Seller or Purchaser could be subject to any Liability under the terms of such Benefit Plans or any Applicable Law which could reasonably be expected to materially and adversely affect Seller.

(b)	Except as disclosed in Section 4.21 of the Disclosure Schedules, each Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and any related documents or agreements and Applicable Laws.

(c)	To the Knowledge of Seller, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Benefit Plans;

(d)	All obligations regarding the Benefit Plans have been satisfied, there are no outstanding defaults or violations by Seller or, to the Knowledge of Seller, any other party to any Benefit Plan and no Taxes, penalties, or fees are owing or exigible under or in respect of any of the Benefit Plans.

(e)	All contributions or premiums required to be paid by Seller under the terms of each Benefit Plan or by Applicable Law have been made in a timely fashion in accordance with Applicable Law and the terms of the Benefit Plans. Seller has no liability (other than liabilities accruing after the Second Closing Date) with respect to any contributions or premiums to the Benefit Plans. Contributions or premiums for the period up to the Second Closing Date have been paid by Seller even though not otherwise required to be paid until a later date.

(f)	With respect to any Benefit Plan, no actions, audits, investigations, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened.
4.22 Employees; Labour Relations
(a)	There are no collective bargaining agreements and other Contracts relating to relationships with Key Employees or Employees (other than the employment Contracts set forth in Section 4.27 of the Disclosure Schedules) to which Seller is a party.

(b)	(i) There is no labour strike, lockout, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against or involving Seller, nor has any such event or labour difficulty occurred within the past five (5) years, (ii) Seller is not a party to nor is Seller bound by any collective bargaining or similar agreement with any labour organization nor has any union sought to represent Seller’s Key

Employees or Employees, (iii) none of Seller’s Key Employees or Employees are represented by any labour organization, (iv) except as set forth in Section 4.22(b) of the Disclosure Schedules, Seller is in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, overtime, hours of work, pay equity, employment equity, workers’ compensation, tax, employee remittances and occupational safety and health, (v) Seller is not engaged, nor has it engaged, in any unfair labour practices and there is no unfair labour practice charge or complaint against Seller pending or, to the Knowledge of Seller, threatened, (vi) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Key Employees or Employees by way of certification, interim certification, voluntary recognition, designation or successor rights, has applied to be certified as the bargaining agent of any Key Employees or Employees or has applied to have Seller declared a related employer or successor employer pursuant to applicable labour legislation, and (vii) except as set forth in Section 4.22(b) of the Disclosure Schedules, Seller has no, and, within the last two (2) years has not had any, charges, complaints, or proceedings before any Governmental Entity responsible for regulating labour or employment practices, pending, or, to the Knowledge of Seller, threatened against it.
(c)	Section 4.22(c) of the Disclosure Schedules sets out, as at the date hereof:
(i)	the names of all Key Employees and Employees;

(ii)	their position or title;

(iii)	their status (e.g., full time, part time, temporary, casual, seasonal, co-op student);

(iv)	their total annual remuneration for calendar years 2006, 2007 and 2008 year-to-date, including a breakdown of (A) salary and (B) bonus or other incentive compensation, if any;

(v)	other terms and conditions of their employment (other than Benefit Plans);

(vi)	their age;

(vii)	their total length of employment including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, common law entitlements, contractual entitlements (express or implied), benefit entitlement or pension entitlement; and

(viii)	whether any Key Employees or Employees are on any leave of absence and, if so, the reason for such absence and the expected date of return.
(d)	Section 4.22(d) of the Disclosure Schedule sets out as at the date hereof:

(i)	the names of all consultants who are natural persons (“Consultants”) of the Business;

(ii)	whether the Consultant is providing services pursuant to a written consulting contract;

(iii)	the term of any Contract with the Consultant;

(iv)	notice, if any, required for Seller to terminate the consulting relationship without cause;

(v)	the date the Consultant first commenced providing services to the Business;

(vi)	the hourly fee of the Consultant; and

(vii)	the annual fees paid to the Consultant for the preceding calendar year.
(e)	Except as set forth in Section 4.22(e) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not trigger any severance or similar arrangement of Seller payable by Purchaser after the Second Closing.
4.23 Environmental Compliance
(a)	Within the past three (3) years, Seller has not received any written requests for information, notice, demand, letter, administrative inquiry, or formal complaint or claim with respect to any Environmental Requirements. There are no pending nor, to the Knowledge of Seller, threatened environmental claims against Seller or in respect of the Business or any of the Assets.

(b)	Seller has no material liability under Environmental Requirements or health and safety Laws.

(c)	None of the operations of Seller involve, or have involved, the violation of Environmental Requirements or health and safety Laws governing the generation, storage or transportation of Hazardous Materials.
4.24 Licenses and Permits
     Seller has obtained and maintained in full force and effect all material Licenses and Permits. Section 4.24 of the Disclosure Schedules sets out a true and complete list of all Licenses and Permits, identifies which Licenses and Permits are assignable to Purchaser pursuant to their terms and which are not so assignable and sets out all consents, waivers, authorizations and approvals necessary for the assignment of any of the Licenses and Permits to Purchaser. Except as set forth in Section 4.24 of the Disclosure Schedules, the consummation of the transactions contemplated hereby shall not give any Governmental Entity the right to terminate, revoke or otherwise limit any of the material Licenses and Permits. Seller is in compliance in all material respects with all terms, conditions and requirements of all of the Licenses and Permits, and no Proceeding is pending or, to the Knowledge of Seller, threatened relating to the termination, revocation or limitation of any of the Licenses and Permits.
4.25 Compliance with Law
     Except as set forth in Section 4.25 of the Disclosure Schedules, Seller and the Business are and have been at all times in compliance in all material respects with all Applicable Laws. Seller is not in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it or the Business or any of the Assets. Seller has not received, at any time since December 31, 2005, any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Applicable Law and there is no pending or, to the Knowledge of Seller, threatened investigation of Seller that could reasonably be expected to result in such charge or notice in the future.
4.26 Insurance
(a)	Section 4.26(a) of the Disclosure Schedules sets forth a list of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance (including self-insurance arrangements) (collectively, the “Corporate Insurance Policies” and individually, a “Policy”) insuring the properties, Assets or other operations of Seller or the Business. A correct summary of each Policy and a correct and complete copy of the Premier Insurance Program has been made available to Purchaser.

(b)	Each of the Corporate Insurance Policies and the Premier Insurance Program is in full force and effect. Seller is not in material default under any material provisions of any Policy or the Premier Insurance Program, and Seller has not received written notice of cancellation of any Policy or the Premier Insurance Program. There is no claim by Seller pending under any Policy or under the Premier Insurance Program as to which coverage has been denied or disputed by the underwriters thereof, and Seller has no Knowledge of any basis for denial of any claim under any Policy or under the Premier Insurance Program. Seller has not received any written notice from or on behalf of any insurance carrier issuing any Policy or any Policy under the Premier Insurance Program that insurance rates therefor shall hereafter be materially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any Policy or the Premier Insurance Program. Seller is not in default in any material respect under any of the Corporate Insurance Policies or under the Premier Insurance Program and has not waived or released any material rights thereunder.

(c)	There are no Proceedings pending or, to the knowledge of the Seller, threatened against or affecting Seller, the Business or any of the Assets under any Policy or under the Premier Insurance Program. To the Knowledge of Seller, there exists no fact, circumstance or situation that is likely to give rise to any claim under any Policy or under the Premier Insurance Program.
4.27 Contracts and Commitments
     Section 4.27 of the Disclosure Schedules contains a list of all of the following Contracts (other than the CSC Documents and the Lease Documents) (collectively, the “Material Contracts”), which list specifically identifies which Material Contracts are assignable to Purchaser pursuant to their terms and which are not so assignable:
(a)	employment, employment offer letters, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, stock purchase, stock option, restricted stock unit or other equity-based or profit sharing plan or arrangement, pension, welfare and retirement agreements, and Contracts with or relating to the Key Employees or Employees or former employees of Seller or Seller’s current or former directors or officers;

(b)	notes, mortgages and Contracts for the repayment or borrowing of money by Seller in excess of $50,000 in any one case or $500,000 in the aggregate, or for a line of credit, including borrowings by Seller in the form of guarantees of, indemnification for or agreements to acquire any obligations of others, and all security or pledge agreements related thereto;

(c)	Contracts relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person to which Seller is a party or by which it or any of its assets is bound;

(d)	Contracts containing covenants purporting to limit the freedom of Seller to compete in any business or in any geographic area;

(e)	Contracts requiring payments or distributions to any shareholder, officer, director, Key Employee or Employee, or any relative or Affiliate of any such Person;

(f)	Contracts, agreements, arrangements and understandings (whether oral or in writing) involving capital leases or capital expenditures or requiring Seller to make, or authorizing Seller to receive, payments;

(g)	agreements with Key Employees and/or Employees as a group or individually;

(h)	Contracts with subcontractors and other service providers;

(i)	agreements to sell, lease or otherwise dispose of any assets or properties of Seller other than in the Ordinary Course of the Business;

(j)	Contracts relating to the Premier Insurance Program; and

(k)	Contracts not made in the Ordinary Course of Business.

All of the Material Contracts are valid and binding obligations of Seller and are in full force and effect. Except as set forth in Section 4.27 of the Disclosure Schedules, neither Seller, nor, to the Knowledge of Seller, any other party thereto, has breached any material provision of, or is in material default under, the terms of any Material Contract, nor, to the Knowledge of Seller, does any condition exist which, with or without notice or lapse of time, or both, would cause Seller or any other party to be in material default under any of the Material Contracts. Except as set forth in Section 4.27 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate any such Material Contract. Section 2.02(b)(ii) of the Disclosure Schedules sets out all consents, waivers, authorizations and approvals necessary for the assignment of each of the Material Contracts. The Material Contracts constitute all of the Contracts that are necessary or required for the ownership of the Assets and the conduct of the Business as currently conducted.
4.28 Absence of Undisclosed Liabilities
     Except for those liabilities that are fully reflected and provided for on the Interim Balance Sheet, neither Seller nor the Business has any Liability arising out of or relating to the Assets, and there are no past events or existing circumstances that could give rise to any such Liability (collectively, the “Undisclosed Liabilities”).
4.29 Litigation
     Except as set forth in Section 4.29 of the Disclosure Schedules, (a) there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Business or any of the Assets, (b) there are no unsatisfied judgments of any kind against Seller or any of the Assets, and (c) none of Seller, the Business or any of the Assets is subject to any judgment, order, decree, rule or regulation of any court or Governmental Entity.
4.30 Broker’s and Finder’s Fees
     Except as set forth in Section 4.30 of the Disclosure Schedules, no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Seller, Parent or any of their respective Affiliates.
4.31 Consents and Regulatory Approvals
     Except for the Competition Act Approval, and as set out in Section 4.31 of the Disclosure Schedules, (a) no filing with, notice to, or consent, waiver, authorization or approval of any Governmental Entity is required to be obtained or made by Seller or Parent in connection with the execution, delivery or performance by Seller and Parent of its respective obligations under this Agreement, any Related Agreements or any other agreement or instrument to be executed by Seller and/or Parent as contemplated herein or the consummation of the transactions contemplated hereby or thereby; and (b) no filing with, notice to, or consent, waiver, authorization or approval of any other Person is required to be obtained or made by Seller or Parent in connection with the execution, delivery or performance by Seller and/or Parent of its obligations under this Agreement, any Related Agreement or any other agreement or instrument to be executed by Seller and/or Parent as contemplated herein or the consummation of the transactions contemplated hereby or thereby.

4.32 No Material Adverse Change; Ordinary Course of Business
(a)	Except as set out in Section 4.32(a) of the Disclosure Schedules, since December 31, 2005, there has been no Material Adverse Change.

(b)	Since December 31, 2005, Seller has carried on the Business in the Ordinary Course of Business.
4.33 Place of Business
     The principal place of business and chief executive office of Irwin Canada is located at 666 Burrard Street, Suite 300, Vancouver, British Columbia, V6C 2X8. The principal place of business and chief executive office of Onset is located at 666 Burrard Street, Suite 300, Vancouver, British Columbia, V6C 2X8.
ARTICLE 5— REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller on the date hereof, as of the First Closing Date and as of the Second Closing Date, as follows:
5.01 Organization; Power
     Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of Canada and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted. Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.
5.02 Authorization and Validity of Agreement
     The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is a party and the performance of the obligations of Purchaser hereunder and thereunder have been duly authorized by all necessary corporate action of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the Related Agreements to which it is a party. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by Purchaser and constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity.
5.03 No Conflict or Violation
     The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser do not and shall not:
(a)	violate or conflict with any provision of the Governing Documents of Purchaser, or

(b)	violate any Applicable Law with respect to Purchaser or violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any Contract to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.
5.04 Approvals and Consents
     Save and except for Competition Act Approval, the execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Purchaser do not require Purchaser to obtain the consent, waiver, authorization or approval of, or to make any filing with, any Governmental Entity or any other Person, except such consents, waivers, authorizations, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, materially and adversely affect the ability of Purchaser to perform its obligations hereunder.
5.05 Broker’s and Finder’s Fees
     No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser or its Affiliates.
5.06 Sufficient Funds to Close
     Purchaser has, and will have on the First Closing Date and on the Second Closing Date, as applicable, the financial capability to consummate the transactions contemplated by this Agreement, and Purchaser understands that under the terms of this Agreement its obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing.
5.07 Due Diligence Investigation
     Purchaser acknowledges that it is a sophisticated institutional investor with knowledge and experience in assets and businesses similar to the Assets and the Business, and it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement. Purchaser acknowledges that (i) it has had full access to the electronic data room prepared by Seller in connection with the transactions contemplated by this Agreement and the supplementary documents and written correspondence provided to Purchaser or its counsel, (ii) it has reviewed the contents of the electronic data room and the supplementary documents and written correspondence, and (iii) it has had access to such Files and Records related to CSCs, Leases and other Assets as were made available to it by Seller.
5.08 Tax Matters
     Purchaser is registered for the purposes of the GST Legislation and the registration number for Purchaser is 104650114 RT0001.

ARTICLE 6 — COVENANTS
6.01 First Interim Period Covenants
     Except as otherwise required or permitted hereunder, each of Seller and Parent covenant and agree to comply with each of the following provisions, as applicable to it, during the First Interim Period (collectively, the “First Interim Period Covenants”) unless Seller or Parent obtains the prior written consent of Purchaser.
     (1) Each of Seller and Parent covenants and agrees that, during the First Interim Period, Seller and Parent shall:
(a)	diligently service and make collections on all CSCs and Leases in accordance with Seller’s past customs and practice;

(b)	keep available in all material respects the services of each of the Key Employees and each of Seller’s present key officers, directors, Employees, agents, consultants and other similar representatives;

(c)	maintain all Files and Records and accounts of the Business and the Assets in the Ordinary Course of Business and record all transactions in its usual, regular and ordinary manner consistent with Seller’s past customs and practice and post all entries therein promptly in compliance with accepted practice and Applicable Law;

(d)	operate the Business in the Ordinary Course of Business in compliance with Applicable Law and the terms and conditions of all Contracts, and in a manner that maintains good relations with Key Employees, Employees and suppliers and customers of Seller and maintains and preserves the Assets and the organization and goodwill of the Business, in each case, in accordance with Seller’s past customs and practice;

(e)	promptly advise Purchaser in writing of the particulars of:
(i)	any event, change or occurrence that constitutes or might reasonably be expected to constitute a Material Adverse Change, provided that, if Seller or Parent is uncertain as to whether any event, change or occurrence might reasonably be expected to constitute a Material Adverse Change, Seller or Parent shall promptly advise Purchaser of the particulars of such event, change or occurrence that gives rise to such uncertainty;

(ii)	any material incorrectness or material breach of any First Closing Representation and Warranty or First Interim Period Covenant in this Agreement, or the occurrence, or failure to occur, of any event that would be likely to cause or result in any breach of any covenant of Seller or Parent or cause or result in any representation or warranty of Seller or Parent being untrue or incorrect in any material respect (and for such purposes all materiality qualifications in such representations and warranties will be disregarded);

(iii)	any failure or expected failure of Seller or Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

(iv)	any Proceeding or threatened Proceeding Known to Seller that would have a material and adverse effect on Seller, the Assets or the Business, or that would prevent or materially delay the completion of the transactions contemplated by this Agreement;
(f)	maintain each Seller’s authorizations, funding and collections practices with respect to the Business and the Portfolio in a manner consistent with the Credit Policies and in the Ordinary Course of Business;

(g)	pay Taxes as they become due and payable; and

(h)	diligently take all steps necessary to terminate the Securitization Transactions and the Securitization Documents at or prior to First Effective Time in the manner contemplated in Section 2.02(a), advise Purchaser of Seller’s progress towards completing such terminations and promptly advise Purchaser in writing of the particulars of such terminations as same are completed.
     (2) Each of Seller and Parent covenants and agrees that, except as (i) specifically contemplated by this Agreement or (ii) set forth in Section 6.01(2) of the Disclosure Schedules, none of Seller or Parent shall do any of the following, as applicable to it, during the First Interim Period:
(a)	amend its Governing Documents in any manner that would adversely affect any of Seller or Parent’s ability to consummate the transactions contemplated by this Agreement;

(b)	permit its corporate existence or any of the Licenses and Permits to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to create a material liability or obligation on the part of Seller with respect to any of the Assets;

(c)	amend, modify, change or terminate any CSC Document, any Lease Document or any Assigned Contract except in accordance with its terms;

(d)	increase the compensation or benefits of, or grant awards under equity based plans to, the Key Employees or Employees, or modify its termination pay policies or enter into or amend any employment arrangements or agreements with any Key Employee, Employee or prospective employee of Seller;

(e)	conduct its cash management customs and practices (including collection policies and payment terms applicable to any customers) other than in the Ordinary Course of Business consistent with Seller’s past customs and practice;

(f)	sell, lease, license, transfer, assign, convey, pledge, or securitize or otherwise dispose of or grant any security interest in any of the Assets (other than a Permitted

Encumbrance), or enter into any agreement or understanding to do any of the foregoing;

(g)	do any act or omit to do any act that would cause any material incorrectness in or material breach of any representation, warranty, covenant or agreement of Seller or Parent in this Agreement;

(h)	permit Seller to enter into any new business line or undertake any business other than in the Ordinary Course of Business or acquire or divest any Assets or businesses;

(i)	enter into any transaction or perform any act that might interfere with or be materially inconsistent with the successful completion of the transactions contemplated by this Agreement;

(j)	change its Credit Policies, operating policies or procedures (or the manner of application thereof) with respect to the Business; or

(k)	agree with any Person, consent or acquiesce to or otherwise commit themselves to do any of the foregoing.
6.02 Second Interim Period Covenants
     Except as otherwise required or permitted hereunder, each of Seller and Parent covenants and agrees to comply with each of the following provisions, as applicable to it, during the Second Interim Period (collectively, the “Second Interim Period Covenants”) unless Seller or Parent obtains the prior written consent of Purchaser.
     (1) Each of Seller and Parent covenants and agrees that, during the Second Interim Period, Seller and Parent shall:
(a)	keep available in all material respects the services of each of the present key officers, directors, Employees, agents, consultants and other similar representatives of Seller, except to the extent any key officer or director is a Key Employee;

(b)	maintain all Files and Records and accounts of the Business (as it exists immediately following the First Closing) and the Second Closing Assets in the Ordinary Course of Business and record all transactions in its usual, regular and ordinary manner consistent with Seller’s past customs and practice and post all entries therein promptly in compliance with accepted practice and Applicable Law;

(c)	operate the Business (as it exists immediately following the First Closing) in the Ordinary Course of Business in compliance with Applicable Law and the terms and conditions of all Contracts, and in a manner that maintains good relations with Employees, suppliers and customers of Seller and maintains and preserves the Second Closing Assets and the organization and goodwill of the Business (as it exists immediately following the First Closing), in each case, in accordance with Seller’s past customs and practice;

(d)	promptly advise Purchaser in writing of the particulars of:
(i)	any event, change or occurrence that constitutes or might reasonably be expected to constitute a Material Adverse Change, provided that, if Seller or Parent is uncertain as to whether any event, change or occurrence might reasonably be expected to constitute a Material Adverse Change, Seller or Parent shall promptly advise Purchaser of the particulars of such event, change or occurrence that gives rise to such uncertainty;

(ii)	any material incorrectness or material breach of any Second Closing Representation and Warranty or Second Interim Period Covenant in this Agreement or in any First Closing Related Agreement to which it is a party, or the occurrence, or failure to occur, of any event that would be likely to cause or result in any breach of any Second Closing Interim Period Covenant of Seller or Parent or cause or result in any Second Closing Representation or Warranty of Seller or Parent being untrue or incorrect in any material respect (and for such purposes all materiality qualifications in such representations and warranties will be disregarded);

(iii)	any failure or expected failure of Seller or Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it at or prior to the Second Closing or under any First Closing Related Agreement to which it is a party; or

(iv)	any Proceeding or threatened Proceeding Known to Seller that would have a material and adverse effect on Seller, the Second Closing Assets or the Business (as it exists immediately following the First Closing), or that would prevent or materially delay the completion of the transactions contemplated by this Agreement;
(e)	maintain each Seller’s authorizations, funding and collections practices with respect to the Business (as it exists immediately following the First Closing) and the Portfolio in a manner consistent with the Credit Policies and in the Ordinary Course of Business except as otherwise set forth in the Servicing Agreement; and

(f)	pay Taxes as they become due and payable.
     (2) Each of Seller and Parent covenants and agrees that, except as (i) specifically contemplated by this Agreement or (ii) set forth in Section 6.02 of the Disclosure Schedules, none of Seller or Parent shall do any of the following, as applicable to it, during the Second Interim Period:
(g)	amend its Governing Documents in any manner that would adversely affect any of Seller or Parent’s ability to consummate the transactions contemplated by this Agreement;

(h)	permit its corporate existence or any of the Licenses and Permits to be suspended, lapsed, revoked or modified in any way that could reasonably be expected to create a material liability or obligation on the part of Seller with respect to any of the Second Closing Assets;

(i)	amend, modify, change or terminate any Assigned Contract except in accordance with its terms;

(j)	increase the compensation or benefits of, or grant awards under equity based plans to, the Employees, or modify its termination pay policies or enter into or amend any employment arrangements or agreements with any Employee or prospective employee of Seller;

(k)	conduct its cash management customs and practices (including collection policies and payment terms applicable to any customers) other than in the Ordinary Course of Business (as it exists immediately following the First Closing) consistent with Seller’s past customs and practice;

(l)	sell, lease, license, transfer, assign, convey, pledge, or securitize or otherwise dispose of or grant any security interest in any of the Second Closing Assets (other than a Permitted Encumbrance), or enter into any agreement or understanding to do any of the foregoing;

(m)	do any act or omit to do any act that would cause any material incorrectness in or material breach of any Second Closing Representation and Warranty or in any covenant or agreement of Seller or Parent to be complied with or satisfied by Seller or Parent under this Agreement during the Second Interim Period or at the Second Closing;

(n)	permit Seller to enter into any new business line or undertake any business other than in the Ordinary Course of Business or acquire or divest any Second Closing Assets or businesses;

(o)	enter into any transaction or perform any act that might interfere with or be materially inconsistent with the successful completion of the transactions contemplated by this Agreement;

(p)	change its Credit Policies, operating policies or procedures (or the manner of application thereof) with respect to the Business (as it exists immediately following the First Closing); or

(q)	agree with any Person, consent or acquiesce to or otherwise commit themselves to do any of the foregoing.
6.03 Access; Examination of Records and Assets; Cooperation
     Seller shall (a) provide Purchaser and its employees, accountants, legal counsel, professional advisors and representatives (collectively, the “Purchaser Group”) the right and every reasonable opportunity, upon reasonable advance notice, to access and to inspect, during normal business hours, and to enter upon its offices and premises in order to inspect its business operations, the Assets and the Assumed Liabilities, including all Files and Records, books of account and accounting records, all data bases recorded or stored by means of any device, including in electronic form, title documents, contracts and commitments in its possession or under its control relating to any of the Assets, any of the Assumed Liabilities or any of the Key Employees or Employees, and to meet with such employees of Seller as Purchaser reasonably thinks necessary (including for the purposes of making offers of employment to the Key Employees and Employees, meeting with and interviewing Key Employees and Employees, holding information or “town hall” sessions with Key Employees and Employees, and all reasonable access related thereto), (b) furnish to Purchaser such additional information concerning Seller, the Business, the Assets and the Assumed Liabilities as may be reasonably requested, and (c) if reasonably requested, promptly provide copies, at the cost of Purchaser, of any information maintained in connection with any of the Assets, any of the Assumed Liabilities or any of the Key Employees or Employees, including the following: all Contracts, Financial Records, Lease Agreements, Lease Documents, Real Property Leases, financial statements, records of past sales, customer lists, supplier lists and payroll records, names and other particulars related to any Key Employee or Employee; provided, however, that such rights of access are to be exercised in a manner that does not unreasonably interfere with the operations of Seller and shall be coordinated between Purchaser Group and the Chief Executive Officer of Seller, or his/her designee, in a timely manner in order to initiate and complete Purchaser’s due diligence investigation of Seller, the Business, the Assets and the Assumed Liabilities and to facilitate the transition of the Business to Purchaser. All information furnished pursuant to this Section 6.03 shall be treated in accordance with Section 10.01 of this Agreement. The exercise of any rights of access or inspection by or on behalf of Purchaser under this Section 6.03 shall not affect or mitigate the covenants, representations and warranties of Seller and Parent in this Agreement, which shall continue in full force and effect.
6.04 Approvals, Consents, Etc.
     Each party shall use its Best Efforts to consummate the transactions contemplated hereby and to provide all notices and obtain in writing prior to the First Closing Date or the Second Closing Date, as the case may be, all consents, waivers, authorizations and approvals necessary in order to effectuate the transactions contemplated hereby and shall deliver to the other party copies of such consents, waivers, authorizations and approvals in form and substance reasonably satisfactory to the other party; provided however, that Seller shall provide Purchaser with a reasonable opportunity to review, comment upon and approve any form of notice, consent, waiver, authorization or approval being obtained or provided by Seller or Parent in connection with this Agreement. Seller shall pay any costs and expenses necessary or required to obtain any such notice, consent, waiver, authorization or approval, but Seller shall have no Liability or obligation to pay any increased costs or expenses incurred by Purchaser under the terms of any amendment to an Assigned Contract or Restricted Contract or any replacement Contract entered into by Purchaser with respect thereto; provided that any such amendment or replacement Contract shall be negotiated by or under the sole direction of Purchaser with the cooperation of Seller.
6.05 Governmental Approvals; Competition Act Filing
     Promptly after the execution of this Agreement, Seller and Purchaser shall file all applications and reports which are required to be filed by each of them with any Governmental Entity in connection with the transactions contemplated by this Agreement, including all filings required pursuant to the Competition Act. Each party shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report. Each party shall pay its own fees and amounts in connection with such applications and reports; provided, that Purchaser shall pay any filing fee under the Competition Act.
     Each of Seller and Purchaser covenant and agree to proceed diligently, in a coordinated fashion, and to use its Best Efforts to apply for and obtain the Competition Act Approval. Without limiting the generality of the foregoing, each such party agrees:
(a)	as soon as practicable, and in any event within five (5) Business Days after the date of this Agreement, to prepare and provide to the Commissioner a request for an Advance Ruling Certificate, including a request, in the alternative, that the Commissioner waive, pursuant to subsection 113(c) of the Competition Act, the obligation to give the requisite notice and to promptly furnish any additional information requested under the Competition Act;

(b)	if requested by Seller, Purchaser or the Commissioner, Purchaser and Seller shall promptly file a short-form or long-form pre-merger notification pursuant to the Competition Act;

(c)	to cooperate with each other in connection with the making of all filings or responses referred to in this Section 6.05 including, to the extent that it is reasonably practical and subject to any reasonable confidentiality concerns having regard to the circumstances as then exist, providing copies of all such documents to the other party and its advisors prior to filing or responding and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith;

(d)	to the extent that it is reasonably practical having regard to the circumstances as then exist, to promptly notify the other party of any communication to that party from the Competition Bureau and permit the other party to review in advance any proposed communication to the Competition Bureau;

(e)	to the extent that it is reasonably practical having regard to the circumstances as then exist, not to participate in any meeting with the Competition Bureau in respect of any filings, investigation or other inquiry unless that party consults with the other party in advance and, to the extent permitted by the Competition Bureau, gives the other party the opportunity to attend and participate thereat; and

(f)	not to take any action that will have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, orders and approvals; provided, however, that the foregoing shall not require either party to agree to an amendment of this Agreement or any Related Agreement.
6.06 Pre-First Closing Deliveries
     Seller shall, on or before the fifth (5th) Business Day prior to the First Closing Date, deliver to Purchaser, the Pre-Closing Tape.

6.07 PPSA and Insurance Notices
     Seller shall forthwith deliver to Purchaser copies of any and all documents, notices and correspondence of every nature whatsoever received by any of them after the First Effective Time, with respect to the Business, any of the Assets, any of the Assumed Liabilities or any of the Key Employees or Transferred Employees pursuant to any applicable personal property security or similar legislation or with respect to any insurance matter.
6.08 Insurance Proceeds Received After Effective Time
(a)	Delivery of Notices, etc. Seller and Parent shall forthwith deliver to Purchaser insurance proceeds that are Assets received by any of them after the Second Effective Time. Each of Seller and Parent acknowledges in favour of, and agrees with, Purchaser that such insurance proceeds will be held by Seller in trust for the benefit of Purchaser. Seller further acknowledges in favour of, and further agrees with, Purchaser that all right, title and interest in and to such insurance proceeds shall be conclusively deemed to have been transferred and assigned to Purchaser and all right, title and interest, of any Seller in and to such insurance proceeds shall cease. All interest on such insurance proceeds shall accrue to the benefit of Purchaser.

(b)	Power of Attorney. Seller irrevocably constitutes and appoints Purchaser as its true and lawful attorney and agent for, in the name of and on behalf of Seller, to execute and deliver in the name of Seller all documents or instruments that may be necessary to transfer and assign such insurance proceeds referred to in Section 6.08(a), or any part of them, to Purchaser, or its nominee or nominees, on the books of Seller. This appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy or other incapacity of Seller. Seller ratifies and confirms and agrees to ratify and confirm all that its attorney may lawfully do or cause to be done by virtue of the provisions of this Section 6.08.
6.09 Power of Attorney Regarding Personal Property Registrations and Quebec discharges
     Seller irrevocably constitutes and appoints Purchaser and its agents as the true and lawful attorney and agent for, in the name of and on behalf of Seller, to (i) file in any applicable personal property registry any financing or other statement which Purchaser deems is necessary so as to reflect the transfer of any of the Leases or CSCs from Seller to Purchaser; (ii) file in any applicable personal property registry any discharge or release of the security interests or entitlements held by Seller in respect of any of the CSCs or Leases and, (iii) in the Province of Québec, to do anything which either Seller may lawfully do by attorney for the purpose of (A) discharging, releasing, reassigning, retroceding, waiving or subordinating the security in respect of any of the Leases or CSCs upon payment in full or in part or otherwise under or in respect of any of the Leases or CSCs, (B) consenting to the discharge, release, reassignment, retrocession, waiver or subordination of any lease not forming part of any of the Leases or CSCs, including in the case of both clauses (A) and (B) endorsing Seller’s name on any consents, filings, registrations or other documents in furtherance thereof. All costs associated with any such filings shall be borne by Purchaser. This appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy or other incapacity of Seller. Seller ratifies and confirms and agrees to ratify and confirm all that its attorney may lawfully do or cause to be done by virtue of the provisions of this Section 6.09.
6.10 Additional Notices and Covenants
     Each party shall give all notices to any Governmental Entities and other third parties and take such other action required to be given or taken by it in connection with the transactions contemplated by this Agreement.
6.11 Notices
(a)	Promptly after the First Closing (but not later than fifteen (15) Business Days after the First Closing Date) Seller shall notify all Obligors of the assignment of the CSC Documents and the Lease Documents to Purchaser and shall if requested in writing by Purchaser instruct such Obligors to remit from and after a specified date all future payments due under the CSC Documents or the Lease Documents, as applicable, to Purchaser at Purchaser’s principal office, such notification to be in a form mutually satisfactory to Seller and Purchaser.

(b)	From time to time after the First Closing Date, promptly following the request of Purchaser, Seller shall notify pertinent parties (including insurance companies, litigants, Governmental Entities, subordinate lenders and landlords) of the assignment of the CSCs and other CSC Documents, the Lease Documents, or the Assigned Contracts, as applicable, to Purchaser.
ARTICLE 7 — COOPERATION
7.01 Misapplied Payments
     Misapplied payments (including payments returned for insufficient funds) on any of the CSCs or Leases shall be processed as follows: (i) all parties shall cooperate in correcting misapplication errors; (ii) the party receiving notice of a misapplied payment occurring prior to the First Closing Date and discovered after the First Closing Date shall immediately notify the other party; (iii) if a misapplied payment occurring prior to the First Closing Date cannot be identified and such misapplied payment has resulted in a shortage in a custodial account or escrow account, Seller shall be liable for the amount of such shortage and Seller shall reimburse Purchaser for the amount of such shortage within twenty (20) Business Days after the receipt of written demand therefor from Purchaser; (iv) if a misapplied payment that occurred prior to the First Closing Date has created an improper Purchase Price as the result of an inaccurate Net Portfolio Value, the party with notice of such misapplied payment shall promptly inform the other party and a wire transfer or check shall be issued to the party adversely affected by the improper payment application within ten (10) Business Days after notice thereof by the other party; and (v) any wire transfer or check issued under the provisions of this Section 7.01 shall be accompanied by a statement indicating the corresponding Seller and/or Purchaser identification number and an explanation of the allocation of any such payments.

ARTICLE 8 — INDEMNIFICATION; SURVIVAL
8.01 Indemnification By Seller and Parent
     Subject to the applicable provisions of Section 8.08, each Seller and Parent shall, on a joint and several basis, indemnify and hold harmless Purchaser and each of its directors, officers, shareholders, employees, agents, representatives, Affiliates and successors (collectively, the “Purchaser Indemnified Parties”) from and against, and will reimburse or compensate them for, any and all Indemnity Losses that are suffered, sustained, paid or incurred by or asserted against any of Purchaser Indemnified Parties directly or indirectly arising from or relating to:
(a)	any incorrectness in or breach of any representation or warranty of any Seller or Parent in this Agreement or the Related Agreements;

(b)	the breach of any covenant or agreement of Seller or Parent in this Agreement or the Related Agreements;

(c)	any Liability of Seller or Parent (other than the Assumed Liabilities);

(d)	any Liability arising out of or related to any of the First Closing Assets or the operation of the Business arising out of or related to any transaction entered into or event occurring at or prior to the First Closing, and, in each case, excluding any Liability arising out of or related to any default or delinquency in payment by an Obligor under a CSC Document or Lease Document;

(e)	any Liability arising out of or related to any of the Second Closing Assets or the operation of the Business (as it exists immediately following the First Closing) arising out of or related to any transaction entered into or event occurring at or prior to the Second Closing; and

(f)	any and all Proceedings, demands, assessments, audits or judgments arising out of or related to any of the foregoing.
8.02 Indemnification by Purchaser
     Subject to the applicable provisions of Section 8.08, Purchaser shall indemnify and hold harmless Seller and its successors, shareholders, Employees, representatives, Affiliates and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses incurred by or asserted against any of Seller Indemnified Parties directly or indirectly arising from or relating to:
(a)	incorrectness in or breach of any representation or warranty of Purchaser in this Agreement or the Related Agreements;

(b)	the breach of any covenants or agreements of Purchaser in this Agreement or the Related Agreements;

(c)	any Assumed Liability;

(d)	any Liability of Purchaser arising out of or related to the First Closing Assets;

(e)	provided that the Second Closing occurs, any Liability arising out of or related to any of the Second Closing Assets or the operation of the Business (as operated by Purchaser after the Second Closing) arising out of or related to any transaction entered into or event occurring after the Second Closing; and

(f)	any and all Proceedings, demands, assessments, audits or judgments arising out of or related to any of the foregoing.
8.03 Indemnification Notice; Litigation Notice
     If a party entitled to indemnity pursuant to this Agreement (the “Claimant”) believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such Indemnity Loss, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Indemnification Notice”). If any Proceeding is instituted by or against a third party (a “Third Person Claim”) with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article 8, it shall promptly notify the Indemnifying Party in writing of such Proceeding describing such Indemnity Loss, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice. To the extent failure to promptly notify the Indemnifying Party of such action or suit can reasonably be deemed to increase the Liability or expense to the Claimant, the Indemnifying Party shall not be obligated to reimburse the Claimant for the amount of such increase in Liability or expense.
8.04 Defense of Third Person Claims
     The Indemnifying Party shall have twenty (20) Business Days after receipt of the Litigation Notice to notify the Claimant in writing that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control any Proceeding with respect to an identifiable claim (the “Election Notice”). If the Indemnifying Party gives a Disagreement Notice (as hereinafter defined) or does not give the foregoing Election Notice during such twenty (20) Business Day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Proceeding in the exercise of its reasonable discretion; provided, however, that the right of the Claimant to indemnification hereunder shall not be established thereby. If the Indemnifying Party timely gives the foregoing Election Notice and provides information satisfactory to the Claimant in its reasonable discretion confirming the Indemnifying Party’s financial capacity to defend, contest, settle or compromise such Proceeding and provide indemnification with respect to such Indemnity Loss, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably satisfactory to the Claimant and at the Indemnifying Party’s sole expense, the defense, contest, settlement or compromise of such Proceeding, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, (b) the Indemnifying Party shall permit the Claimant to participate in such defense, contest, settlement or compromise through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne by the Claimant, except as provided in clause (c) below, (c) upon a final determination of such Proceeding, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article 8, for the full amount of any Indemnity Loss incurred by the Claimant, except for the fees and expenses of legal counsel that the Claimant incurred after the assumption of the conduct and control of such Proceeding by the Indemnifying Party in good faith (which fees and expenses shall be borne by the Claimant), and (d) the Claimant shall have the right to pay or settle any such Proceeding; provided, however, that in the event of such payment or settlement, the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article 8.
     Notwithstanding any other provision of this Agreement to the contrary, if any Third Person Claim relating to the Assets or the Assumed Liabilities is brought or instituted and the Claimant gives a Litigation Notice to the Indemnifying Party with respect thereto, Claimant will have the sole and exclusive right to conduct and control such Third Person Claim in a commercially reasonable manner through counsel of its choosing. The Indemnifying Party will be entitled to participate in the Third Person Claim as described herein, provided that the Indemnifying Party acknowledges its obligation to indemnify the Claimant in accordance with the terms contained in Article 8 (including reasonable expenses of counsel and other reasonable expenses of the Third Person Claim) and it reimburses the Claimant for any amount paid to any Governmental Entity in order to pursue a contest of the Third Person Claim. The Indemnifying Party will have the right to employ, at its own expense, separate counsel, such counsel to be reasonably satisfactory to the Claimant, in any such Proceeding and participate in its defence. Such participation will be strictly limited to being kept informed of the status of the Third Person Claim by counsel to Purchaser, to reviewing any proposed written communications and other documents to be submitted to the relevant Governmental Entity or filed with a court, arbitrator or mediator in respect of the Third Person Claim and to receiving copies of any correspondence received from any Governmental Entity, party to such Third Person Claim, court, arbitrator or mediator relating to such Third Person Claim, except that no compromise or settlement of any Third Person Claim or claims relating to the Assets or the Assumed Liabilities may be made by the Claimant without the Indemnifying Party’s consent, which consent may not be unreasonably withheld.
8.05 Disagreement Notice
     If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within twenty (20) Business Days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be.
8.06 Payment of Losses
     The Indemnifying Party shall pay to the Claimant in immediately available funds the amount to which the Claimant may become entitled by reason of the provisions of this Article 8 within fifteen (15) Business Days after such amount is finally determined either by mutual agreement of the parties or, in the case of an Indemnity Loss described in any Litigation Notice, the date on which both such amount and Claimant’s obligation to pay such amount have been determined by a final, non-appealable judgment of the trial court or administrative body having jurisdiction over such Proceeding.
8.07 Survival
     All covenants, representations and warranties of each party contained in this Agreement and in each of the Related Agreements shall survive the First Closing and the Second Closing and shall continue in full force and effect, subject to the provisions of this Article 8.
8.08 Limitations on Indemnification
(a)	Seller and Parent shall not be required to indemnify Purchaser Indemnified Parties for Indemnity Losses arising under Section 8.01 unless and until:
(i)	the amount of a single Indemnity Loss for which any Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to this Article 8 exceeds $30,000 Canadian Dollars (and for this purpose all such Indemnity Losses arising from or relating to the same event or circumstances shall be aggregated); provided that, any of the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to this Article 8 for any Indemnity Loss incurred by it arising from or relating to the enforceability, subject to bankruptcy, insolvency and similar Laws, of any Lease, Lease Document, CSC or CSC Document, whether or not any such Indemnity Loss exceeds $30,000 Canadian Dollars, and the amount of all such Indemnity Losses shall be counted in determining the Aggregate Minimum Loss (each, a “Qualifying Indemnity Loss”); and

(ii)	the aggregate amount of such Qualifying Indemnity Losses exceeds $1,000,000 Canadian Dollars (the “Aggregate Minimum Loss”),
provided that, after the Aggregate Minimum Loss is exceeded, the Purchaser Indemnified Parties shall be entitled to be paid the full amount of the Aggregate Minimum Loss and the full amount of any and all Indemnity Losses with respect to any and all further indemnification claims hereunder (provided that any and all such Indemnity Losses are Qualifying Indemnity Losses), subject, in each case, to the limitations on recovery and recourse set forth herein. In no event shall Seller or Parent, in the aggregate, be liable to indemnify Purchaser Indemnified Parties for Indemnity Losses arising under Section 8.01 in excess of the amount equal to ten percent (10%) of the Purchase Price (the “Indemnification Cap”). In addition, in conjunction with seeking indemnification, Purchaser shall use its Best Efforts to mitigate and minimize the amount of Indemnity Losses for which it may be entitled to indemnification hereunder. Notwithstanding any of the other provisions of this Agreement, the limitations set forth in this Section 8.08(a) shall not apply to any Indemnity Losses arising under or attributable to any incorrectness in or breach of any of the Special Representations or fraud on the part of Seller, Parent or any of their respective Representatives.

(b)	Notwithstanding any of the other provisions of this Agreement, neither Seller nor Parent will be liable to Purchaser Indemnified Parties in respect of any Indemnity Losses directly or indirectly resulting from any incorrectness in or breach of:
(i)	any representation and warranty set forth in Section 4.09 or otherwise related to Taxes of Seller or the Business after the later of (A) the date that is seven (7) years immediately following the Second Closing Date and (B) the date that is ninety (90) days following expiration of the last of the limitation periods contained in the Income Tax Act, and any other legislation imposing Tax on Seller or the Business, subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing Liability for Tax for the period ended on the Second Closing Date or, if the Second Closing does not occur, the First Closing Date, except if such representation and warranty proves to be false as a result of any misrepresentation made or fraud committed by of Seller, Parent or any of their respective Representatives in filing a Tax Return or supplying information for the purposes of the Income Tax Act or any other legislation imposing Tax on Seller or the Business in which case no time limit will apply;

(ii)	any other First Closing Representation and Warranty of Seller set forth in this Agreement after the date that is two (2) years immediately following the First Closing Date unless notice of any claim by any Purchaser Indemnified Party against Seller or Parent with respect thereto is given to Seller or Parent by any Purchaser Indemnified Party on or prior to such date, whether or not any Purchaser Indemnified Party has discovered or could have discovered any incorrectness in or breach of such representation and warranty before such time; or

(iii)	provided that the Second Closing occurs, any other Second Closing Representation and Warranty of Seller set forth in this Agreement after the date that is two (2) years immediately following the Second Closing Date unless notice of any claim by any Purchaser Indemnified Party against Seller or Parent with respect thereto is given to Seller or Parent by any Purchaser Indemnified Party on or prior to such date, whether or not any Purchaser Indemnified Party has discovered or could have discovered any incorrectness in or breach of such representation and warranty before such time, other than, in all cases, any Indemnity Losses arising under or attributable to any incorrectness in or breach of any of the Special Representations or fraud on the part of Seller, Parent or any of their respective Representatives.

(c)	Notwithstanding any of the other provisions of this Agreement, Purchaser will not be liable to any of the Seller Indemnified Parties in respect of any Indemnity Losses directly or indirectly resulting from any incorrectness in or breach of:

(i)	any representation and warranty of Purchaser set forth in this Agreement after the date that is two (2) years immediately following the First Closing Date unless notice of any claim by any Seller Indemnified Party against Purchaser with respect thereto is given to Purchaser by any Seller Indemnified Party on or prior to such date, whether or not any Seller Indemnified Party has discovered or could have discovered any incorrectness in or breach or such representation and warranty before such time; or

(ii)	provided that the Second Closing occurs, any representation and warranty of Purchaser set forth in this Agreement after the date that is two (2) years immediately following the Second Closing Date unless notice of any claim by any Seller Indemnified Party against Purchaser with respect thereto is given to Purchaser by any Seller Indemnified Party on or prior to such date, whether or not any Seller Indemnified Party has discovered or could have discovered any incorrectness in or breach or such representation and warranty before such time, other than, in all cases, any Indemnity Losses arising under or attributable to any incorrectness in or breach of any representation and warranty of Purchaser set forth in Sections 5.01, 5.02, 5.03(a) and 5.05 or fraud on the part of Purchaser or any of its Representatives. In addition, in conjunction with seeking indemnification, each of Seller and Parent shall use its Best Efforts to mitigate and minimize the amount of Indemnity Losses for which it may be entitled to indemnification hereunder.
8.09 Net Recovery
     The amount of any Indemnity Loss for which indemnification is provided under Section 8.01 or Section 8.02 shall be net of any amounts recoverable by Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, under insurance policies with respect to such Indemnity Loss. Each of Purchaser and Seller shall use its Best Efforts to make any and all insurance claims relating to any claim for which it is seeking indemnification under this Article 8. The amount of any Indemnity Loss claimed by any Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, hereunder shall be reduced to the extent of any Tax savings or benefits realizable by Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Indemnity Loss. The amount of any Indemnity Loss claimed by a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, hereunder shall be reduced to the extent Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, recover any amounts from third parties with respect to the matters relating to such Indemnity Loss. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability under this Agreement with respect to any matter to the extent the expense, loss or liability comprising the Indemnity Loss (or part thereof) with respect to such matter has been taken into account in the determination of the Net Portfolio Value Adjustment.

8.10 Additional Representations and Warranties
     All statements contained in certificates and other instruments attached hereto or delivered or furnished on behalf of any party hereto shall be deemed representations and warranties of that party pursuant to this Agreement.
8.11 Sole Remedy
     At all times from and after the First Closing, with respect to the transactions consummated at the First Closing, and at all times from and after the Second Closing, with respect to the transactions consummated at the Second Closing, the right to indemnification under this Article 8, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement or any Related Agreement or for any violation of Laws in connection with the transactions provided for in this Agreement or any Related Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of this Agreement or any of the Related Agreements or for any violation of Laws in connection with the transactions provided for in this Agreement or any Related Agreement, except that either party may pursue legal or equitable relief against the other in respect of any dispute arising out of or related to Section 1.06 and for any breach or violation of Section 10.01, 10.02 or 10.03 of this Agreement. Without limiting the generality of the foregoing, in no event shall Purchaser have or be entitled to any right to require Seller to repurchase any CSC or Lease as a result of a breach of any of the representations or warranties contained in Article 4, or for any other reason whatsoever.
8.12 Tax Treatment of Indemnity Payments
     To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly.
8.13 Risk of Loss
(a)	The risk of loss with respect to the First Closing Assets shall remain with Seller until the First Effective Time. From and after the First Effective Time, the risk of loss with respect to the First Closing Assets shall pass to and be with Purchaser. Until the First Effective Time, Seller shall maintain in force the policies of insurance under which any of the First Closing Assets are insured. If at or prior to the First Effective Time any First Closing Asset is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then Purchaser may, at its sole option:
(i)	terminate this Agreement in accordance with Section 9.01(a)(ii); or

(ii)	require Seller to assign to Purchaser any and all proceeds of any insurance payable as a result of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the First Assets that were lost, damaged or destroyed, less the amount of any proceeds of insurance payable as a result of such occurrence.
(b)	The risk of loss with respect to the Second Closing Assets shall remain with Seller until the Second Effective Time. From and after the Second Effective Time, the risk of loss with respect to the Second Closing Assets shall pass to and be with Purchaser. Until the Second Effective Time, Seller shall maintain in force the policies of insurance under which any of the Second Closing Assets are insured. If at or prior to the Second Effective Time any Second Closing Asset is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then Purchaser may, at its sole option:
(i)	terminate this Agreement in accordance with Section 9.01(a)(ii); or

(ii)	require Seller to assign to Purchaser any and all proceeds of any insurance payable as a result of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Second Assets that were lost, damaged or destroyed, less the amount of any proceeds of insurance payable as a result of such occurrence.
ARTICLE 9 — TERMINATION
9.01 Events of Termination
(a)	Notwithstanding anything in this Agreement to the contrary, the consummation of the transactions contemplated by this Agreement may be terminated at any time prior to completion of the First Closing, as follows:
(i)	by Seller if there has been a material incorrectness in or a material default or breach by Purchaser with respect to Purchaser’s representations and warranties in Article 5 of this Agreement, or the due and timely performance of any of the material covenants of Purchaser during the first Interim Period (and for all such purposes, any materiality qualification in any such representation, warranty, covenant or agreement shall be disregarded), and in the case of a material default or breach of a covenant during the First Interim Period, such material default or material breach shall not have been cured (or reasonable efforts commenced to cure any such breach or default that cannot be cured within a thirty (30) day period) within thirty (30) Business Days after receipt by Purchaser of written notice from Seller specifying in reasonable detail the nature of such default or breach; or if any condition in Section 3.01(a) has not been satisfied as of the First Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Parent to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the First Closing Date;

(ii)	by Purchaser if there has been a Material Adverse Change or a material incorrectness in or a material default or breach by Seller or Parent with respect to any First Closing Representation and Warranty, or the due and timely performance of any of the material First Interim Period Covenants (and for all such purposes, any materiality qualification in any such representation, warranty, covenant or agreement shall be disregarded), and in the case of a material default or breach of a material First Interim Period Covenant, such material default or material breach shall not have been cured (or reasonable efforts commenced to cure any such breach or default that cannot be cured within a thirty (30) day period) within thirty (30) Business Days after receipt by Seller of written notice from Purchaser specifying in reasonable detail the nature of such default or breach or if any condition in Section 3.02(a) has not been satisfied as of the First Effective Time or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the First Closing Date;

(iii)	by Seller, on the one hand or Purchaser, on the other hand, at any time after August 15, 2008, if the First Closing has not occurred and the party seeking to terminate this Agreement is not in material breach or default of any provision of this Agreement to be performed or complied with by it during the First Interim Period or at the First Closing;

(iv)	by Seller or Purchaser immediately upon receipt of notice that any approval of a Governmental Entity that is required for the consummation of the transactions contemplated hereby has been denied by a final, non-appealable order, or if Purchaser has been requested to withdraw any regulatory application that is required for the consummation of the transactions contemplated hereby; or

(v)	by written agreement of Seller and Purchaser.
(b)	Notwithstanding anything in this Agreement to the contrary, the consummation of the transactions contemplated by this Agreement to be completed at or prior to the Second Closing may be terminated at any time prior to completion of the Second Closing:
(i)	by Seller if there has been a material incorrectness in or a material default or breach by Purchaser with respect to Purchaser’s representations and warranties in Article 5 of this Agreement, or the due and timely performance of any of the material covenants of Purchaser during the First Interim Period (and for all such purposes, any materiality qualification in any such representation, warranty, covenant or agreement shall be disregarded), and in the case of a material default or breach of a covenant during the First Interim Period, such material default or material breach shall not have been cured (or reasonable efforts commenced to cure any such breach or default that cannot be cured within a thirty (30) day period) within thirty (30) Business Days after receipt by Purchaser of written notice from Seller specifying in reasonable detail the nature of such default or breach; or if any conditions in Section 3.01(b) has not been satisfied as of the First Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Parent to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the First Closing Date;

(ii)	by Purchaser if there has been a Material Adverse Change or a material incorrectness in or a material default or breach by Seller or Parent with respect to any Second Closing Representation and Warranty, or the due and timely performance of any of the material Second Interim Period Covenants (and for all such purposes, any materiality qualification in any such representation, warranty, covenant or agreement shall be disregarded), and in the case of a material default or breach of a material Second Interim Period Covenant, such material default or material breach shall not have been cured (or reasonable efforts commenced to cure any such breach or default that cannot be cured within a thirty (30) day period) within thirty (30) Business Days after receipt by Seller of written notice from Purchaser specifying in reasonable detail the nature of such default or breach or if any condition in Section 3.02(b) has not been satisfied as of the Second Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Second Closing Date;

(iii)	by Seller, on the one hand or Purchaser, on the other hand, at any time after October 31, 2008, if the Second Closing has not occurred and the party seeking to terminate this Agreement is not in material breach or default of any provision of this Agreement to be performed or complied with by it at or prior to the Second Closing; or

(iv)	by written agreement of Seller and Purchaser.
(c)	Notwithstanding any other provision of this Agreement, this Agreement may not be terminated after completion of the First Closing.
9.02 Effect of Termination
(a)	Each party’s right of termination under Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b)	In the event this Agreement is terminated pursuant to Section 9.01(a), all rights and obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that the rights and obligations of the parties set forth in

Section 9.02(a), Section 9.02(b), Section 10.01, Section 13.01 and Section 13.02 of this Agreement shall survive the termination of this Agreement; provided further, that if this Agreement is terminated by a party pursuant to Section 9.01(a)(i) or 9.01(a)(ii), as applicable, the terminating party’s right to pursue legal remedies with respect thereto will survive such termination unimpaired.

(c)	In the event this Agreement is terminated during the Second Interim Period pursuant to this Article 9, all rights, duties, obligations, covenants, conditions and agreements of the parties pertaining to the Second Closing and the transactions to be consummated in connection therewith including such rights and obligations with respect to any Second Closing Representation and Warranty and Second Interim Period Covenant, to the extent pertaining to the Second Closing and the transactions to be consummated in connection therewith, will terminate and have no further force or effect.
ARTICLE 10 — RESTRICTIVE COVENANTS
10.01 Confidential Information; Use of Name and Marks
(a)	Each of Purchaser, Seller and Parent agrees that it shall treat in confidence and shall not use, disseminate or disclose, other than in connection with the transactions contemplated by this Agreement, all documents, materials and other information regarding the other parties to this Agreement which it obtains during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained on, prior to or following the date hereof) or the preparation of this Agreement or any of the Related Agreements (the “Confidential Information”). The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall not apply to any information which: (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other parties; (b) is known to the public and did not become so known through any violation of a legal obligation on the part of the disclosing party; (c) is later lawfully acquired by such party from other sources; (d) is required to be disclosed under the provisions of any Law, or by any stock exchange or similar body or any federal, state or provincial regulatory authority having jurisdiction over the party; or (e) is required to be disclosed by a rule or order of any court of competent jurisdiction or pursuant to any Proceeding. The obligation of each party to treat such documents, materials and other information in confidence and not to use, disseminate or disclose such materials shall apply regardless of whether the transactions contemplated by this Agreement actually are consummated, and the parties shall not be relieved of any obligations under this Section 10.01 in the event that the transactions contemplated by this Agreement are not actually consummated and/or in the event that this Agreement is terminated pursuant to Section 9.01 of this Agreement. In the event that the transactions contemplated by the First Closing are not consummated, each party shall immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof. In the event that transactions contemplated by the Second Closing are not consummated, each party shall immediately return and deliver any and all documents, materials and other information (and all copies thereof) provided by any other party to the party which provided or disclosed such documents, materials and other information and delete or otherwise destroy any and all electronic copies thereof, to the extent the same relate solely to the transactions contemplated by the Second Closing. Purchaser hereby acknowledges that Purchaser may acquire certain information that is Personal Information. Purchaser hereby acknowledges and agrees that, whether or not the transactions contemplated hereby are consummated and despite any termination of this Agreement, Purchaser shall safeguard all Personal Information Purchaser acquires to the same extent as required of Seller under the Privacy Laws. Notwithstanding any other provision of this Agreement, a party will be permitted to retain one copy of the Confidential Information to the extent required for legal or regulatory purposes in accordance with an established records retention policy of or applicable to such party, provided that such Confidential Information is retained on a confidential basis in accordance with the provision of this Section 10.01.

(b)	Seller and Parent hereby agree to cause Irwin Financial Corporation to grant to Purchaser, from the First Closing Date, an exclusive, royalty-free license, with the right to sublicense, to use and display the Excluded Intellectual Property Assets for a twelve (12) month period, and any of Seller’s domain names incorporating the “Irwin” name and mark and any variations of such name and mark used in connection with the Business pursuant to a License Agreement to be entered into as of the First Closing Date.

(c)	For a period of three (3) years following the Second Closing, Seller shall not, in Canada (i) use the Excluded Intellectual Property Assets (other than domain names and internet protocol addresses to the extent that the same may be accessed by Persons located inside Canada) or any trademarks related to the Business in Canada or trademarks derivative of or confusing with such marks; and (ii) licence any third parties to use, nor sell to any third parties, the Excluded Intellectual Property Assets or any trademarks related to the Business in Canada, or trademarks derivative of or confusing with such marks.
10.02 Non-Solicitation
(a)	For a period of three (3) years following the First Closing and, provided that the transactions contemplated by the Second Closing take place, for a period of three (3) years following the Second Closing (such period, as applicable, the “Restricted Period”), none of Seller, Parent nor any of their respective Affiliates shall directly or indirectly, as an entity, or on behalf of, through or in conjunction with any other Person or in any other capacity whatsoever, contact or solicit, either for itself or on behalf of any other Person, any Person that is Known to Seller to be a customer or client of Purchaser or any Person that is Known to Seller to be a former customer or client of Seller in order to (a) divert or influence or attempt to divert or influence any business of Purchaser to Seller or otherwise from Purchaser or the Business as operated by Purchaser after the First Closing or the Second Closing, as the case may be, or (b) otherwise interfere in any fashion with Purchaser’s operation of the Business. Furthermore, during the Restricted Period, none of Seller, Parent nor any of their respective Affiliates shall directly or indirectly, either for itself or on behalf of any other Person or in any other capacity whatsoever, solicit for hire, hire, retain, employ, contract for services in any capacity or otherwise interfere with the relationship of Purchaser with (a) any person Known by Seller to have been employed by or otherwise engaged to perform services for Purchaser prior to the date of this Agreement or at any time during the Restricted Period, or (b) any Key Employee, Employee or any person who was employed in the Business prior to the date of this Agreement. For the purposes of this Section 10.02(a), the phrase “Known” shall not include the knowledge of the Key Employees.

(b)	Seller hereby acknowledges and agrees that the restrictive period of time and scope of restricted activity specified in Section 10.02 are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which Seller was engaged or is engaged as of the First Closing or the Second Closing, as the case may be, and in which Purchaser is, or shall be, engaged. Seller further acknowledges and agrees that the restrictions set forth in this Section 10.02 are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Assets and the Business. Seller acknowledges and agrees that Purchaser would not have entered into this Agreement but for Seller’s agreement and obligation pursuant to this Section 10.02. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law.
10.03 Non-Competition
(a)	For a period of three (3) years from the First Closing Date, and, provided that the transactions contemplated by the Second Closing Date are completed, for a period of three (3) years following the Second Closing, none of Seller, Parent or any of their respective Affiliates shall directly or indirectly carry on, engage in or be interested in originating, purchasing, securitizing and, except as provided in the Servicing Agreement and except for the servicing of Excluded Items during the Second Interim Period, servicing small-ticket equipment leases and conditional sales contracts (the “Restricted Business”) within Canada.

(b)	Seller hereby acknowledges and agrees that the restrictive period of time and scope of restricted activity specified in this Section 10.03 are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which Seller was engaged or is engaged as of the First Closing or the Second Closing, as the case may be, and in which Purchaser is, or shall be, engaged. Seller further acknowledges and agrees that the restrictions set forth in this Section 10.03 are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Assets and the Business. Seller acknowledges and agrees that Purchaser would not have entered into this Agreement but for Seller’s agreement and obligation pursuant to this Section 10.03. If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Applicable Law.

(c)	Notwithstanding Section 10.03(a), none of Seller nor Parent shall be prohibited from:
(i)	acquiring or owning less than five percent (5%) (by voting power) of the outstanding capital of any publicly-traded Person that is engaged in the Restricted Business; or

(ii)	performing its obligations under this Agreement and the agreements and transactions contemplated in this Agreement or otherwise taking actions in connection with the winding up of the Business.
10.04 Remedies
     Upon any breach of any provision of Article 10 by Seller or any breach of Section 10.01 by Purchaser, the other party shall be entitled to each of the following remedies, which shall be deemed cumulative:
(a)	Injunctive Relief. Seller and Purchaser hereby acknowledge that any breach of Sections 10.01, 10.02 or 10.03 may cause irreparable injury to the goodwill and proprietary rights of the other party and its Affiliates and subsidiaries, for which the other party shall not have an adequate remedy at law. Accordingly, Seller and Purchaser agree that the other party shall be able to seek immediate injunctive relief in the form of a temporary restraining order, preliminary injunction and/or permanent injunction against it (after posting any required bond and making any required showing to the court) to restrain or enjoin any actual or threatened violation of any provision of Sections 10.01, 10.02 or 10.03 by which the other party is bound.

(b)	Costs, Expenses and Attorneys’ Fees. Purchaser shall be entitled to recover from Seller all costs, expenses and reasonable attorneys’ fees incurred by Purchaser in seeking either enforcement of Article 10 of this Agreement or damages for a breach of such Article, and Seller shall be entitled to recover from Purchaser all costs, expenses and reasonable attorneys’ fees incurred by Seller in seeking enforcement of Section 10.01 of this Agreement or damages for a breach of such Section; provided, however, that, in the event the remedy contemplated by Article 10 is denied, then the party against whom the violation was alleged shall be entitled to recover from the alleging party all costs, expenses and reasonable attorneys’ fees incurred by it in defending such action.
10.05 Corporate Existence
     For a period of not less than two (2) years from the Second Closing Date, Seller and Parent will ensure that Irwin Canada will not dissolve, wind up, or otherwise terminate its corporate existence without the prior written consent of Purchaser.

10.06 Exclusivity
     From the date of this Agreement to and including the earlier of (i) the date of termination of the Agreement pursuant to Section 9.01(a), (ii) the date of termination of the transactions to be consummated at the Second Closing pursuant to Section 9.02(b), or (iii) October 31, 2008 (any such date, the “Expiration Date”), each of Seller and Parent shall not, and shall ensure that none of its respective Affiliates, directly or indirectly:
(a)	solicit or enter into or continue discussions or negotiations with any prospective purchaser, except for Purchaser, relating to the sale of any shares of Seller or relating to the sale of all or substantially all of the business or assets of Seller or any of Seller’s subsidiaries; or

(b)	solicit or enter into any agreement or arrangement with any prospective purchaser, except for Purchaser, relating to the sale of any shares of Seller or relating to the sale of all or substantially all of the business or assets of Seller or any of Seller’s subsidiaries; or

(c)	make available any information relating to Seller, to any prospective purchaser, other than Purchaser, relating to the sale of shares of Seller or in connection with the sale of all or substantially all of the business or assets of Seller or any of Seller’s subsidiaries, and until the Expiration Date, Seller and Parent will promptly advise Purchaser if Seller, Parent or any of their respective Affiliates are in discussions with any potential purchaser, other than Purchaser, of the shares or all or substantially all of the business assets of Seller or any of Seller’s subsidiaries.
ARTICLE 11 — OTHER AGREEMENTS
11.01 Cooperation on Tax Matters
(a)	The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of Seller, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations when the requesting party reasonably requires such forms in connection with any Tax dispute or claim for refund. Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except: (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by Applicable Law, to enforce rights under this Agreement or to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by Applicable Law or stock exchange or similar applicable rules.

(b)	Notwithstanding the provisions of Section 11.01(a), and in addition to all other obligations imposed by this Section 11.01: (i) Seller and Purchaser agree to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if Purchaser so requests, Seller shall allow Purchaser to take possession of such Files and Records; and (ii) Seller shall retain (or cause Seller’s Affiliates to retain) all such Files and Records of Seller and Seller’s Affiliates until the expiration of any applicable statute of limitations (including any extension thereof) with respect to Tax Returns filed on behalf of Seller or its Affiliates.
11.02 Transfer Taxes
     Purchaser shall be liable for and shall pay, either to Seller or directly to the appropriate Governmental Entity, as required, all transfer taxes, sales taxes (whether imposed by Canada, a province or local taxing authority therein) and all other Taxes or other like charges properly payable upon and in connection with the transfer of the First Closing Assets to Purchaser, at the First Closing (the “First Closing Transfer Taxes”) and, for the transfer of the Second Closing Assets to Purchaser at the Second Closing (the “Second Closing Transfer Taxes”), in each case including but not limited to GST and provincial sales taxes, but excluding any income taxes payable by Seller as a result of the completion of the transactions herein contemplated. Purchaser shall provide a purchase exemption certificate or other documentation for Assets that can be acquired exempt from provincial sales taxes. Seller and Purchaser shall make a joint election pursuant to the provisions of subsection 167(1) of the GST Legislation, and any similar Tax Legislation, in prescribed form and including the prescribed information, with respect to the purchase and sale of the Assets pursuant to the provisions of this Agreement. Purchaser shall file the joint election not later than the day on or before which the return is required to be filed by Purchaser under the GST Legislation and any similar Tax Legislation for Purchaser’s reporting period in which the sale was made, in compliance with the requirements of the GST Legislation and any similar Tax Legislation.
11.03 Employment
(a)	Following the First Closing, Purchaser may, in its sole discretion, elect to offer employment effective as of the Second Closing Date to any of the Employees who are not Inactive Employees. Upon receiving notice from Seller that an Inactive Employee is ready to return to work in the capacity in which he or she worked prior to commencing his or her leave of absence, Purchaser may, in its sole discretion, elect to offer employment effective as of the date he or she is ready to return to work in the capacity in which he or she worked prior to commencing his or her leave of absence to any of the Inactive Employees. Purchaser shall recognize all past service of Key Employees and Transferred Employees with Seller and, if applicable, the predecessors of Seller, for all purposes (other than the accrual of benefits in Purchaser’s pension and other benefit plans), including for any required notice of termination, termination or severance pay (contractual, statutory or at common-law).

(b)	Except in the case of Inactive Employees who become Transferred Employees effective as of the date on which they become Transferred Employees, the Transferred Employees shall cease to participate under all Benefit Plans effective as of the Second Closing Date. In the case of any Inactive Employee who becomes a Transferred Employee, such Transferred Employee shall cease to participate under all Benefit Plans effective as of the date on which he or she becomes a Transferred Employee. The Key Employees shall cease to participate in all Benefit Plans effective as of the First Closing Date.

(c)	Purchaser shall be responsible for and shall discharge all Liabilities relating to all Transferred Employees, including with respect to termination pay, severance pay, pay in lieu of notice, any other damages relating to any termination of employment of any Transferred Employee, and all salary, wages, bonuses, commissions, vacations and vacation pay and other compensation, benefits or perquisites relating to the Transferred Employees on and after the Second Closing Date (except in the case of Inactive Employees who become Transferred Employees, on and after the date on which they become Transferred Employees).

(d)	Purchaser shall be responsible for and shall discharge all Liabilities relating to all Key Employees, including with respect to termination pay, severance pay, pay in lieu of notice, any other damages relating to any termination of employment of any Key Employee, and all salary, wages, bonuses, commissions, vacations and vacation pay and other compensation, benefits or perquisites relating to the Key Employees on and after the First Closing Date.

(e)	Seller shall be responsible for, and agree to pay when due, and perform and discharge in accordance with their terms, all Liabilities:
(i)	relating to all Transferred Employees prior to the Second Closing Date (except in the case of Inactive Employees who become Transferred Employees, prior to the date on which they become Transferred Employees), including all Liabilities relating to all salary, wages, overtime, bonuses, commissions, vacations and vacation pay, and other compensation, benefits or perquisites relating to the Transferred Employees prior to the Second Closing Date (except in the case of Inactive Employees who become Transferred Employees, prior to the date on which they become Transferred Employees);

(ii)	relating to all Key Employees prior to the First Closing Date, including all Liabilities relating to all salary, wages, overtime, bonuses, commissions, vacations and vacation pay, and other compensation, benefits or perquisites relating to the Key Employees prior to the First Closing Date; and

(iii)	relating to all Employees who are not Transferred Employees, including all Employees who do not accept offers of employment made pursuant to Section 11.03(a).
(f)	Section 11.03(f) of the Disclosure Schedules contains an up-to-date list of all Employees as of the date hereof. On the First Closing Date, Seller shall deliver to Purchaser an up-to-date list of Employees as at the First Closing Date certified complete by an officer of Seller.

(g)	During the Second Interim Period, Seller shall have responsibility for the supervision, management and direction of all Employees in performing the services to be performed pursuant to the Servicing Agreement. During the Second Interim Period, Seller shall remain responsible for all salaries, bonuses, benefits and other compensation owing to the Employees, for all decisions relating to hiring, termination and terms and conditions of employment, and for all claims made by any Employee (including claims for termination and severance payments), provided that Purchaser may make recommendations to Seller in all regards.

(h)	Purchaser may, at any time during the Second Interim Period, provide written notice to Seller regarding the unacceptable actions of an Employee specifying the details of such action and remedy sought regarding that Employee. If Purchaser is not satisfied, acting reasonably and in good faith, that the actions of such Employee have been corrected within seven (7) calendar days of such notice, then Purchaser may, in its sole discretion, demand that such Employee cease performing any of the services to be performed pursuant to the Servicing Agreement and Seller agrees to comply with any such demand forthwith upon receipt of any such notice.
11.04 Retention of Files and Records
     Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the First Closing Date with respect to the First Closing Assets or after the Second Closing Date with respect to the Second Closing Assets, as the case may be, which relate to the Business prior to the First Closing Date or the Second Closing Date, as the case may be, for a period consistent with Purchaser’s record-retention policies and practices, but in no event less than seven (7) years. In addition, from and after the First Closing Date or the Second Closing Date, as the case may be, upon reasonable written notice and during normal business hours, Purchaser shall provide access to Seller and its officers, directors, employees, consultants, attorneys, accounts and representatives, at Seller’s expense, to such Files and Records as Seller may reasonably deem necessary or desirable to properly prepare for, file, prove, answer, prosecute or defend any return, filing, audit, protest, claim, suit, inquiry or other Proceeding.
11.05 Transition Committee
     In order to ensure a smooth transition to Purchaser of the operation and management of the Business, Purchaser and Seller will, after the date of this Agreement, establish and operate a transition committee (the “Transition Committee”) consisting of one senior officer of Purchaser and one senior officer of Seller, such person to be designated in writing by Seller and Purchaser, respectively, not later than the First Closing, together with such additions or changes thereto as Purchaser or Seller may reasonably request in respect of the members of the Transition Committee. This Transition Committee will commence its operations on the date hereof and continue until the Second Closing Date or termination of this Agreement under Article 9. The members of the Transition Committee who are representatives of Purchaser will be entitled to request information from Seller, Parent and the Business with respect to the properties, Assets, Assumed Liabilities, Employees, businesses and operations of the Business for any reason relating to facilitating a smooth transition to Purchaser of the operations and management of the Business, and Seller or Parent, as applicable, will promptly provide to Purchaser any such information (to the extent it is available) as will have been reasonably requested, subject to any requirements imposed by any Governmental Entity. The Transition Committee will be entitled to do all things reasonably necessary or advisable to plan for the transactions contemplated by this Agreement and the operation of the Business following the First Effective Time and, if applicable, the Second Effective Time.
11.06 Compliance with Privacy Laws
     Purchaser represents and warrants that it has, in connection with the preparation and negotiation of this Agreement and consummation of the transactions contemplated herein, complied with all Privacy Laws and covenants and agrees that it will comply with all Privacy Laws, including without limitation, in connection with the collection, use, disclosure, retention and protection of Personal Information.
ARTICLE 12 — DEFINITIONS
     As used in this Agreement, the following terms have the meanings indicated below:
“Advance Ruling Certificate” shall mean an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.
“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.
“Anti-Money Laundering and Terrorist Financing Laws” shall mean all applicable federal laws relating to anti-money laundering and terrorist financing, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Criminal Code (Canada), including, in each case, the regulations made thereunder, including the know your client rules included therein.
“Applicable Law” shall mean, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order, decree, judgment, consent decree, settlement agreement or other requirement (including a requirement arising at common law) having the force of law, including Privacy Laws, Anti-Money Laundering and Terrorist Financing Laws and

all provincial consumer protection laws, (ii) any policy, practice, protocol, standard or guideline of any Governmental Entity which, although not necessarily having the force of law, is regarded by such Governmental Entity as requiring compliance as if it had the force of law (collectively, the "Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.
“Assigned Contracts” shall mean all Contracts that are capable of being assigned or in respect of which the rights and obligations may be granted to Purchaser and that relate directly or indirectly to, or are necessary for, the conduct of the Business or the operation of the Assets, including any Corporate Insurance Policies, except for the CSC Documents, the Lease Documents and the Securitization Documents and except for those Contracts specifically listed in Article 12 (Assigned Contracts) of the Disclosure Schedules.
“Assigned Equipment Leases” shall mean any and all leases of Equipment and Machinery, and other items of personal property, other than any of the foregoing which constitute Excluded Assets.
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement, by and between Purchaser and Seller in the form attached hereto as Exhibit A.
“Bad Debt Allowance” shall mean the reserves and allowances for losses in respect of the Lease Receivables and CSC Receivables, as reflected on Seller’s consolidated balance sheet as of an applicable date, such reserves or allowances to be determined in accordance with Seller’s allowance methodology in a manner consistent with Seller’s past customs and practice (as disclosed in the most recent 10-K filing of Parent).
“Benefit Plans” shall mean all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share or stock option, performance units, restricted units or other equity-based compensation, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether oral or written, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by Seller for the benefit of any of the Key Employees, Employees, former employees or beneficiaries of any of them who worked in the Business during the twelve (12) months prior to the Second Closing or to which Seller contributed in respect of such employees or former employees during the twelve (12) months prior to the Second Closing, whether or not insured and whether or not subject to any Law, except that the term “Benefit Plan” shall not include any statutory plans with which Seller is required to comply, including the Canada Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation.

“Best Efforts” shall mean the efforts that a reasonable business person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
“Bill of Sale” shall mean a Bill of Sale by and between Purchaser and Seller in substantially the form attached hereto as Exhibit B.
“Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in Vancouver, British Columbia and Toronto, Ontario are authorized by Law to be closed.
“Canadian Dollars” shall mean the legal and lawful money of Canada.
“Canadian GAAP” shall mean the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity thereto, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.
“Cash” shall mean all positive balances in any and all bank accounts of Seller, offset by any negative balances in any such bank accounts plus (a) deposits in transit to the extent there has been a reduction of receivables on account thereof, (b) any held checks to the extent that they have been included in accounts payable and (c) petty cash.
“Cash Equivalents” shall mean: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year from the date of acquisition; (b) guaranteed investment certificates, certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits or overnight back deposits having maturities of six (6) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or Canada or any state or province thereof; (c) commercial paper of an issuer, and maturing within twelve (12) months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days; or (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government (including a province, territory or political subdivision thereof), the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (including any province, territory or political subdivision thereof) (as the case may be); (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds.
“Closing Date Balance Sheet” shall mean the consolidated balance sheet of Irwin Canada setting forth the consolidated assets and liabilities of Irwin Canada and Onset as at the Close of Business on the day immediately prior to the First Closing Date, which balance sheet shall be prepared in conformity with the preparation of the Interim Balance Sheet and in accordance with Canadian GAAP, consistently applied in accordance with Seller’s past practice; provided, however, that such balance sheet shall, notwithstanding the requirements of Canadian GAAP, exclude: (a) as an asset, all of the Excluded Assets; and (b) as a liability, all of the Excluded Liabilities.
“Closing Tape” shall mean the Master Tape produced as at 11:59 p.m. EDT on the calendar day immediately prior to the First Closing Date.
“Collateral” shall mean, as applicable, all the collateral given from time to time to secure payment and performance of the obligations under the CSC Documents or Lease Documents, including real property, machinery, equipment and other personal property, fixtures, promissory notes, cash and other monies, proceeds of insurance and real property, stock certificates, bonds and certificates of deposit.
“Commissioner” shall mean the Commissioner of Competition appointed pursuant to the Competition Act.
“Competition Act” shall mean the Competition Act of Canada, as amended, and the rules and regulations promulgated thereunder from time to time.
“Competition Act Approval” shall mean:
(i)	the issuance of an Advance Ruling Certificate;

(ii)	Purchaser and Seller have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

(iii)	the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act and, in the case of (ii) or (iii), Purchaser has been advised in writing by the Commissioner or a person authorized by the Commissioner that such person is of the view, at that time, that, in effect, grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement, and the form of and any terms and conditions attached to any such advice are acceptable to Purchaser, acting reasonably, and such advice has not been rescinded or amended.
“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, deed of trust, trust agreement, license, franchise, insurance policy, commitment or other arrangement or agreement of any kind, whether written or oral.
“Credit Policies” shall mean the authorizations, funding, collection and write-off policies, procedures and practices currently adopted and followed by Seller in carrying on the Business, copies of which have been delivered to Purchaser.

“CSC” shall mean the obligation of Obligors arising under conditional sale contracts or other title retention agreements entered into with such Obligors made or acquired by Seller and shall exclude any conditional sale contracts or other title retention agreements that are Excluded Items.
“CSC Documents” shall mean the conditional sale contracts and other title retention agreements, Security Documents and all other agreements, instruments and documents delivered or to be delivered to Seller in connection with or relating to the CSCs including any insurance policy or certificate of insurance with respect thereto, any related statements or filings under any personal property security legislation, any related sales document, purchase order or invoice, and any other documents on file with respect thereto, including correspondence, reports, books, records, financial statements, inspection reports and appraisals.
“CSC Receivables” shall mean all amounts payable by an Obligor under a CSC, including all amounts owing or recovered pursuant to Proceedings related to collections in respect of each such CSC.
“Deposits” shall mean, as of any date, all amounts paid by Obligors and held by Seller as security deposits or prepaid rent in respect of such Obligors’ obligations under corresponding Lease Documents or CSC Documents, as applicable.
“Derivatives” shall mean all rights (and related obligations) of Seller or any of its Affiliates pursuant to any hedging or derivative Contracts related to a Securitization Transaction to which Seller is a party.
“Employee” shall mean an individual, other than a Key Employee, who is employed by Seller in the Business.
“Encumbrances” shall mean all liens (statutory or other), leases, mortgages, hypothecs, pledges, security interests, conditional sales agreements, charges, claims, deeds of trust, options, warrants, ownership interest, purchase rights, rights of refusal, easements, rights of way (other than easements of record) and other encumbrances and restrictions of any kind or nature whatsoever.
“Environmental Requirements” shall mean all Laws, policies, guidance documents, approvals, plans, authorizations, licenses or permits issued by any Governmental Entity relating to human health, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including: (a) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials; and (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials.
“Equipment and Machinery” shall mean: (a) all fixed assets, including equipment, machinery, furniture, fixtures and improvements, materials, spare parts, replacement parts, computer hardware and Software and vehicles owned or leased by Seller in connection with the Business (including all leases of such property), other than any such equipment or machinery that is the subject of a Lease or CSC and that Seller has acquired for the purpose of making such Lease or CSC in the Ordinary Course of Business; (b) any rights of Seller to warranties applicable to the items described in clause (a) above, as well as any licenses received from manufacturers, lessors or sellers of any such item (in each case, to the extent assignable); and (c) any related records, documents, claims, credits and rights of recovery with respect to the items described in clauses (a) and (b).
“Excluded Items” means, collectively, those certain obligations of purchasers arising under conditional sale contracts or other title retention agreements entered into with such purchasers made or acquired by Seller, as seller, and leases (including true leases and finance leases) entered into by Seller, as lessor, or assigned to or otherwise acquired by Seller, in either case, that may not meet or comply with any or all of the criteria required or otherwise necessary for CSCs or Leases to comply with as set forth in Section 4.16, and all of which, as of the Close of Business on the day immediately prior to the date hereof, are set forth in Article 12 (Excluded Items) of the Disclosure Schedules.
“Files and Records” shall mean all Financial Records and all other files, records, books, data, papers, and other information related to the Business, the Assets or the Assumed Liabilities, whether in hard copy, electronic, digital or magnetic or other format, including customer lists and records, referral sources, equipment maintenance records, equipment warranty information, portfolio performance reports and records, sales and advertising material, Software, correspondence, manuals, studies, sales literature and promotional material, trade association files, loan and lease production and servicing reports and records, underwriting guidelines, customer payment histories, copies of financial and accounting records, research and development information and plans and projections of or relating to the Business and copies of records relating to the Key Employees and Transferred Employees, whether or not Seller is required by Law to retain a copy thereof in its possession.
“Financed Property” shall mean that property (i) owned by Seller and acquired through foreclosure of any Collateral securing a CSC or settlement agreement transferring any Collateral securing a CSC or (ii) owned by Seller and acquired at the expiration or termination of any Lease applicable to such property.
“Financial Records” shall mean all of the books of account and other financial data and information Related to the Business or related to any of the Purchased Assets or any of the Assumed Liabilities, and includes all records, data and information stored electronically, digitally or on computer-related media.
“First Closing Related Agreements” shall mean, collectively, (i) an Assignment and Assumption Agreement with respect to the Assumed First Closing Liabilities, (ii) a Bill of Sale with respect to the First Closing Assets, (iii) the Servicing Agreement, (iv) the License Agreement, and (v) all documents and instruments executed and delivered in connection with any of them or with this Agreement at the First Closing.
“First Closing Representations and Warranties” shall mean all of the representations and warranties of Seller and Parent set forth in Article 4 of this Agreement.
“First Effective Time” shall mean 12:01 a.m. EDT on the First Closing Date.
“First Interim Period” shall mean the period from the date of execution of this Agreement to the First Closing.

“Governing Documents” shall mean, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement, the certificate of limited partnership and the Governing Documents of the general partner of such entity; (d) if a limited liability company, the articles of organization and the operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Entity” shall mean (a) any multinational, federal, provincial, state, territorial, regional, municipal, local or other governmental or public department, court, tribunal, agency, department, commission, commissioner, board, bureau ministry or instrumentality, foreign or domestic, or any political subdivision or authority of any of the foregoing; (b) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above; or (c) any self-regulatory organization or stock exchange.
“GST” shall mean taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder; and “GST Legislation” means such act and regulations collectively.
“Hazardous Materials” shall mean: (a) any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant” or “contaminant” under any Environmental Requirements, and (b) petroleum (including crude oil and any fraction thereof); and (c) any natural or synthetic gas (whether in liquid or gaseous state).
“Inactive Employee” shall mean an Employee who is absent from active employment and is likely to return to active employment within twelve (12) months from the Second Closing Date.
“Income Tax Act” shall mean, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax regulations, in each case as amended to the date hereof.
“Indemnity Loss” shall mean any damages, losses, obligations, Liabilities, claims, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses).
“Intangible Assets” shall mean all intangible personal property rights of Seller other than the Intellectual Property Assets, including going concern value, goodwill, the benefit of third party representations, warranties and guarantees, customer lists and related information (including telephone numbers, facsimile numbers, domain names, addresses and e-mail and website addresses), business plans and strategies, referral sources, the exclusive right of Purchaser to represent itself as carrying on the Business in continuation and succession of Seller and all other intangible assets of Seller, whether or not patentable or registrable.

“Intellectual Property” shall mean all right, title and interest in and to all intellectual property rights of any kind, whether registered or not, including:
(a)	all trade-marks, service marks, certification marks, trade-mark registration applications, business names, trade names, design logos and brand names, including all goodwill associated therewith;

(b)	all trade dress, other indications of origin and other trade-mark rights and any labels, packaging or get up of any products or services, including all goodwill associated therewith;

(c)	all copyrights, Software, works of authorship, industrial designs and registrations thereof and applications therefor;

(d)	all moral rights and benefit of all waivers of moral rights;

(e)	all inventions, discoveries, improvements, patents, patent applications and patent rights (including any patents issuing on such applications or rights);

(f)	all domain names and internet protocol addresses, whether or not used or currently in service, including all goodwill associated therewith;

(g)	all trade secrets, confidential information, ideas, formulas, compositions, inventor’s notes, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, plans, proposals and all other technical, business and customer information and customer listings; and

(h)	all integrated circuit topographies and mask works, and all registrations and applications therefor together with any renewal, extension, reissue, division, continuation or modification thereof.
“Intercompany Agreements” shall mean (i) that certain Intercompany Line of Credit, as amended, from Parent to Irwin Canada dated as of May 1, 2008; (ii) that certain Amended and Restated Intercompany Capital Allocation Agreement by and among Parent, Irwin Commercial Finance Corporation, Irwin International Corporation, and Irwin Canada dated as of January 1, 2005; and (iii) those certain letter agreements to which Irwin Canada is a party that comprise a part of the Intercompany Fee Agreement by and among Parent and certain of its Affiliates dated as of January 1, 2008.
“Intercompany Payables” shall mean all intercompany payables owing by Seller to any of its Affiliates, including, principal and interest expense relating to intercompany borrowings, charges for shared services and charges for information technology services, including all such payable owing under any Intercompany Agreements.
“Intercompany Receivables” shall mean all intercompany receivables owed to Seller by any of its Affiliates, including intercompany wage allocations, intercompany vendor expenses and charges relating to the issuance of stock options.

“Inventory” or “Inventories” shall mean all inventories of Seller, wherever located, including all supplies and other items of personal property to be used or consumed by Seller in the operation of the Business.
“Key Employees” shall mean, collectively, Joseph LaLeggia, Mark Cannon, Robert Murphy, Robert Mormina and Luigi Spizzirri.
“Known to”, “to the Knowledge of” or words of similar import, when used in connection with any Person, shall mean the knowledge of such Person after reasonable inquiry and, in the case of Seller, shall mean the knowledge, after reasonable inquiry, of each of the Key Employees, William Miller, Thomas Washburn, Greg Ehlinger, Matthew Souza, Brett Vanderkolk, Jody Littrell, James Kasper, Alex Jung, Philip O’Halloran and Steven Schultz; provided that, for the purposes hereof, Seller shall in all cases be deemed to have the knowledge of (a) a prudent business person holding the positions or offices, as of the relevant date of such knowledge determination, of the Key Employees and the foregoing individuals as would have or should have been obtained after due and diligent inquiry and (b) the person or persons who are the managers and supervisors acting in a supervisory capacity over the person or persons whose job or function is the daily administration and servicing of the Portfolio.
“Law” shall have the meaning ascribed thereto in the definition of “Applicable Law”.
“Leases” shall mean the leases (including true leases and finance leases) entered into by Seller, as lessor, or assigned to Seller and shall exclude any such leases that are Excluded Items.
“Lease Agreements” shall mean the documents setting forth the terms and conditions of the Leases.
“Lease Documents” shall mean the Lease Agreements, the Security Documents and all other agreements, instruments and documents delivered or to be delivered to Seller in connection with or relating to any of the Leases, including any insurance policy or certificate of insurance with respect thereto, any related statements or filings under any personal property security legislation, any related sales document, purchase order or invoice, and any other documents on file with respect thereto, including correspondence, reports, books, records, financial statements, inspection reports and appraisals.
“Lease Receivables” shall mean all amounts payable by an Obligor under a Lease, including all amounts owing or recovered pursuant to Proceedings related to collections in respect of each such Lease.
“Liability” with respect to any Person, shall mean any liability, debt or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“License Agreement” means the license agreement pursuant to which Irwin Financial Corporation shall license certain of the Excluded Intellectual Property Assets to Purchaser, such agreement to be substantially in the form attached hereto as Exhibit C.

“Licenses and Permits” shall mean all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Business as presently conducted or the operation of the Assets as presently conducted, in each case, in the Ordinary Course of Business, and all pending applications therefor or renewals thereof.
“Master Tape” shall mean the standard master file tape or other electronic medium maintained by or on behalf of the Business with respect to the Portfolio, which tape or other electronic medium shall include, for each Lease or CSC identified thereon, the related Obligor’s name and contact information, the Lease or CSC number, the outstanding balance and Deposit, any and all adjustments made by or on behalf of a Seller and the data fields contained in Exhibit D.
“Material Adverse Change” shall mean any change, occurrence, event, circumstance or effect that has had, or could reasonably be expected to have a material and adverse effect on any of the Assets or the Business or the Assumed Liabilities, in each case, taken as a whole, including any such change, occurrence, event, circumstance or effect arising out of or related to any change in Applicable Law, the amendment or revocation of any of the material Licenses and Permits, any significant change in the Canadian financial leasing industry, or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, terrorist act, pandemic, disease, influenza, virus, act of God or otherwise.
“Material Portfolio Change” shall mean any material change (a) in the size or overall composition of the Portfolio resulting in a decrease of not less than $4,000,000 in Canadian Dollars in the book value of the Portfolio determined in accordance with the past customs and practice of Seller or (b) in the credit quality of the Portfolio resulting from a failure by Seller to apply the Credit Policies consistent with past customs and practice of Seller, excluding the sale of certain assets by Seller to Coactiv Capital Partners Canada Inc. as set forth in Section 4.10 of the Disclosure Schedules.
“Net Portfolio Value” shall mean, in respect of Seller’s consolidated balance sheet as of an applicable date:
(a)	the sum of:
(i)	the aggregate amount of the Lease Receivables; plus

(ii)	the aggregate amount of the CSC Receivables; minus
(b)	the sum of:
(i)	the aggregate amount of Unearned Income in respect of the Lease Receivables and CSC Receivables; plus

(ii)	the then current Bad Debt Allowance in respect of the Lease Receivables and CSC Receivables; plus

(iii)	the amount of the Deposits in respect of the Lease Receivables and CSC Receivables.

“Obligor” shall mean the purchaser under a CSC or the lessee under a Lease, as applicable, and shall include any guarantor or any other party with a payment obligation with respect to a CSC or a Lease.
“Off-the-Shelf Software” shall mean commercially available off-the-shelf Software used by Seller and that is subject to any type of license agreement, including but not limited to shrink-wrap or click-wrap license.
“Ordinary Course of Business” shall mean any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practice of such Person’s business and is taken in the ordinary course of the normal day-to-day operations of such Person’s business.
“Parent Guarantees” shall mean those certain performance guarantees provided by Irwin Financial Corporation in respect of certain obligations of Seller under the Securitization Transactions with Stars Trust and with ICF Trust/Okanagan Funding Trust.
“Permitted Encumbrance” shall mean any of the following: (a) the provisions of all applicable zoning Laws, statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons and other liens imposed by Applicable Laws; (b) easements, rights-of-ways, restrictions and other similar charges and encumbrances of record; (c) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting; (d) any Contracts governing Seller’s use of the Software or the Off-the-Shelf Software; and (e) other Encumbrances arising in the Ordinary Course of Business; and provided, for greater certainty, that Encumbrances granted or otherwise created pursuant to any Securitization Transaction shall not constitute Permitted Encumbrances.
“Person” shall mean any individual, corporation, partnership, joint venture, firm, association, limited liability company, joint-stock company, trust or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.
“Personal Information” shall mean information about an identifiable individual that is subject to Privacy Laws.
“Portfolio” shall mean, collectively, (i) each CSC, (ii) all CSC Documents, (iii) all of Seller’s right, title and interest in and to the Collateral related to any CSC, (iv) all right, title, interest and obligation of Seller in and to any of the CSCs or related CSC Documents, (v) each Lease, (vi) all Lease Documents, (vii) all of Seller’s right, title and interest in and to the Collateral related to any Lease, and (viii) all right, title, interest and obligation of Seller in and to any of the Leases or related Lease Documents.
“Pre-Closing Tape” shall mean the Master Tape produced as at 11:59 p.m. EDT on July 23, 2008.
“Premier Insurance Program” shall mean the program established by that certain Insurance Program by and between Premier Lease and Loan Services Agency, Inc. and Irwin Canada dated as of August 20, 2003, as amended from time to time.
“Privacy Laws” shall mean all applicable federal, provincial or other laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada).

“Privacy Policies” shall mean, in respect of a Seller, all privacy, data protection and similar policies adopted or used by such Seller in respect of Personal Information, including any complaints process.
“Proceeding” shall mean any proceeding, action, arbitration, audit, claim, complaint, hearing, investigation, inquiry, litigation or suit.
“Real Property Leases” shall mean (i) the Lease, dated as of June 8, 2001, by and between 547495 Ontario Limited and Onset Capital Corporation, as amended and extended, (ii) the Lease, dated as of May 31, 2004, by and between Bob Vesey Realty Inc. and Onset, as amended and extended, (iii) the Lease of Office Space, dated as of July 21, 2004, by and between OMERS Realty Corporation and Onset Capital Corporation, as amended and extended, (iv) the Agreement of Lease, dated as of April 20, 1998, by and between Canadian Property Holdings Inc. and Accel Financial Group Ltd., as amended and extended and (v) the Garage Parking Lease, dated as of April 26, 2005, by and between Canadian Property Holdings Inc. and Irwin Canada, as amended.
“Related Agreements” shall mean the First Closing Related Agreements, the Second Closing Related Agreements and all documents and instruments executed and delivered in connection with any of them or with this Agreement.
“Related to the Business” means directly or indirectly used in, arising from or otherwise related to the Business.
“Representatives” means any director, officer, shareholder, employee, agent, representative, and/or Affiliate and, when used in connection with Seller, Parent or their respective Affiliates, shall include the Key Employees up to and including the First Closing Date.
“Second Closing Related Agreements” shall mean, collectively (i) an Assignment and Assumption Agreement with respect to the Assumed Second Closing Liabilities, (ii) a Bill of Sale with respect to the Second Closing Assets, (iii) the Transition Services Agreement, and (iv) all documents and instruments executed and delivered in connection with any of them or with this Agreement at the Second Closing.
“Second Closing Representations and Warranties” shall mean all of the First Closing Representations and Warranties other than those set forth in Sections 4.07, 4.14, 4.15, 4.16 and 4.17; provided, however, that any determination of the truth, correctness, incorrectness or breach of any such representation and warranty shall not include any reference, whether direct or indirect, to any First Closing Asset or Assumed First Closing Liability.
“Second Effective Time” shall mean 12:01 a.m. EDT on the Second Closing Date.
“Second Interim Period” shall mean the period from the First Closing to the Second Closing.
“Securcor Securitization” shall mean any and all transactions contemplated by the Master Concurrent Lease and Purchase Agreement dated as of December 13, 2004 by and among Onset Capital Corporation (now known as Irwin Canada), Onset and Securcor Trust.
“Securitization Documents” shall mean each of the (i) Concurrent Lease Agreement, dated as of January 31, 2008, by and among Irwin Canada, Onset and ICF Trust; (ii) Master Concurrent Lease

and Purchase Agreement, dated as of December 13, 2004, by and among Onset Capital Corporation (now known as Irwin Canada), Onset and Securcor Trust; (iii) Concurrent Lease Agreement, dated as of November 25, 2003, by and among Onset Capital Corporation (as predecessor to Irwin Canada), Onset and Stars Trust; and (iv) all agreements, documents or instruments contemplated by any of the foregoing.
“Securitization Transactions” shall mean any and all transactions contemplated by any of the Securitization Documents.
“Securitized Leases” shall mean all lease transactions to which Seller is or was a party that are subject to a Securitization Transaction.
“Securitized CSCs” shall mean all conditional sales transactions to which Seller is or was a party that are subject to a Securitization Transaction.
“Security Documents” shall mean all the security agreements, Personal Property Security Act financing statements, pledge agreements, mortgages, deeds of trust, collateral assignments, guaranties, insurance loss payable endorsements, collateral assignments of life insurance policy proceeds and/or insurance policies and all other agreements, documents and instruments which evidence or constitute security for the payment and performance of the obligations under any of the CSC Documents or the Lease Documents.
“Servicing Agreement” shall mean that certain Portfolio Servicing Agreement pursuant to which Seller will service the Portfolio during the Second Interim Period, such agreement to be substantially in the form attached hereto as Exhibit E.
“Software” shall mean all licensed software, other than Off-the-Shelf Software, in its object code form, any related documentation, manuals, program files, data files, databases and all other material related to such software owned, used or licensed by Seller in the conduct of the Business.
“Special Representations” shall mean, collectively, the representations and warranties of Seller and Parent set forth in Sections 4.01, 4.02, 4.03(a), 4.09, 4.12(c), 4.13(a), 4.14(b)(i), 4.14(b)(vii), 4.15(b)(i), 4.15(b)(viii), 4.18, 4.19(b), 4.19(c), 4.20 and 4.30.
“Tax” or “Taxes” shall mean all taxes, assessments, charges, dues, duties, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity under any applicable Tax Law.
“Tax Authority” means any national, federal, state, local or foreign governmental regulatory or administration authority, agency, department or arbitral body of any country, state or political subdivision thereof having responsibility for the imposition of any Tax.
“Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

“Transferred Employee” shall mean an Employee who has accepted an offer of employment from Purchaser.
“Transition Services Agreement” means the transition services agreement to be entered into between Seller and Purchaser on the Second Closing Date, such agreement to be substantially in the form attached hereto as Exhibit F.
“Trusts” shall mean the trusts that are a party to the Securitization Transactions, including Stars Trust, Securcor Trust and ICF Trust/Okanagan Funding Trust, as applicable.
“Unearned Income” shall mean the unearned income booked in respect of a Lease or CSC reflected on the Unearned Income line item of Seller’s consolidated balance sheet as of an applicable date.
“Unregistered Intellectual Property” shall mean all right, title and interest in and to all unregistered intellectual property rights related to the Assets including:
(i)	all trade dress, trade-marks, trade names, design logos, brand names, and other indications of origin and other trade-mark rights and any labels, packaging or get up of any of the Assets, including all goodwill associated therewith;

(ii)	all unregistered copyrights, works of authorship, and industrial designs related to the Assets;

(iii)	all moral rights and benefit of all waivers of moral rights related to the Assets;

(iv)	all inventions, discoveries, improvements and patent rights related to the Assets;

(v)	all trade secrets, confidential information, ideas, formulas, compositions, inventor’s notes, know-how, processes and techniques, research and development information, drawings, specifications, plans, proposals, and all other technical, business and customer information and customer listings related to the Assets; and

(vi)	all rights of renewal, extension, reissue, division, continuation or modification relating to any of the Proprietary Intellectual Property.
This definition of Unregistered Intellectual Property shall not include any of the Excluded Intellectual Property Assets, Software or Off-the Shelf Software.
“U.S. GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.
In addition to terms defined above, the following terms shall have the respective meanings given to them in the Sections set forth below:

Defined term	Section
Additional Portfolio Amount	Section 1.05(a)(i)(B)
Aggregate Minimum Loss	Section 8.08(a)(ii)
Agreement	Preamble
Assets	Preamble
Assumed Liabilities	Section 1.03(b)
Assumed First Closing Liabilities	Section 1.03(a)
Assumed Second Closing Liabilities	Section 1.03(b)
Balance Sheet Date	Section 4.08
Business	Preamble
Claimant	Section 8.03
Close of Business	Section 1.05(f)
Closing Date Net Portfolio Value Statement	Section 1.06(a)
Confidential Information	Section 10.01(a)
Contract-Licensed Intellectual Property	Section 4.19(a)
Consultants	Section 4.22(d)(i)
Corporate Insurance Policies	Section 4.26(a)
Disagreement Notice	Section 8.05
Dispute Notice	Section 1.06(c)
EDT	Section 2.01
Election Notice	Section 8.04
Estimated Net Portfolio Value	Section 1.05(f)
Excluded Assets	Section 1.02
Excluded Intellectual Property Assets	Section 1.02(t)
Excluded Liabilities	Section 1.04
Expiration Date	Section 10.06
Final Net Portfolio Value	Section 1.06(c)
Financial Statements	Section 4.08
First Closing	Section 2.01
First Closing Assets	Section 1.01(a)
First Closing Date	Section 2.01
First Closing Transfer Taxes	Section 11.02
First Interim Period Covenants	Section 6.01

Defined term	Section
Holdback Amount	Section 1.05(a)(i)(C)
Indemnification Cap	Section 8.08(a)
Indemnification Notice	Section 8.03
Indemnifying Party	Section 8.03
Independent Auditor	Section 1.06(c)
Intellectual Property Assets	Section 4.19(b)
Interim Balance Sheet	Section 4.08
Irwin Canada	Preamble
Leased Real Property	Section 4.12(a)
Licenses	Section 4.19(a)
Licensed Excluded IP	Section 4.19(h)
Litigation Notice	Section 8.03
Material Contracts	Section 4.27
Onset	Preamble
Parent	Preamble
Policy or Policies	Section 4.26(a)
Preliminary Allocation	Section 1.07
Proprietary Intellectual Property	Section 4.19(a)
Purchaser	Preamble
Purchase Price	Section 1.05(a)
Purchaser Indemnified Parties	Section 8.01
Purchaser Group	Section 6.03
Purchaser’s Final Net Portfolio Value Determination	Section 1.06(a)
Qualifying Indemnity Loss	Section 8.08(a)(i)
Restricted Business	Section 10.03(a)
Restricted Contract	Section 1.08
Restricted Period	Section 10.02(a)
Second Closing	Section 2.01
Second Closing Assets	Section 1.01(b)
Second Closing Date	Section 2.01
Second Closing Transfer Taxes	Section 11.02

Defined term	Section
Second Interim Period Covenants	Section 6.02
Securitized Assets	Section 2.02(a)(i)(B)(I)
Seller	Preamble
Seller Indemnified Parties	Section 8.02
Seller Material Consents	Section 2.02(b)(ii)
Third Person Claim	Section 8.03
Transition Committee	Section 11.05
Undisclosed Liabilities	Section 4.28
ARTICLE 13 — MISCELLANEOUS
13.01 Public Announcements
     No party to this Agreement shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by each party, which agreement shall not be unreasonably withheld, conditioned or delayed, or unless public disclosure is necessary to comply with Applicable Laws.
13.02 Costs and Expenses
     Whether or not the transactions contemplated by this Agreement and the Related Agreements are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party.
13.03 Utilities Proration
     Purchaser shall be solely responsible for all utility charges with respect to the Business on and after the Second Closing Date. Seller shall use Best Efforts to have meters for electricity, telephone, gas and water read as of the Close of Business on the Business Day prior to the Second Closing Date or the opening of business on the Second Closing Date and for bills to be rendered to Seller based upon such readings. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Second Closing Date between Seller and Purchaser (based upon the number of Business Days in applicable pre-Closing and post-Closing periods).
13.04 Further Assurances
     From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements. Without limiting the generality of the foregoing, in the event that any filings or registrations are required with any Governmental Entity in order to complete a transfer of, or to evidence or perfect Purchaser’s ownership interest in, a particular Asset or set of Assets, which filings and registrations cannot be completed on or prior to the First Closing or Second Closing, as applicable, the parties shall use Best Efforts and cooperate with each other in order to complete such filings or registrations as soon as practicable following the First Closing or Second Closing, as applicable.
13.05 Addresses for Notices, Etc.
     All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission, provided that such transmitting was made during the recipient’s normal business hours on a Business Day, or if not so transmitted on a Business Day, as at the open of business of the recipient on the next following Business Day; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 13.05, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt, and provided that such transmittal was made during the recipient’s normal business hours on a Business Day, or if not so transmitted on a Business Day, as at the open of business of the recipient on the next following Business Day; (d) on the third (3rd) Business Day after mailing if mailed by first class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 13.05; or (e) on the next Business Day after delivery to a nationally recognized overnight courier service during its business hours and properly addressed as set forth in this Section:
If to Seller:
Irwin Commercial Finance Canada Corporation
Onset Alberta, Ltd.
c/o Irwin Financial Corporation
500 Washington Street — Box 929
Columbus, Indiana 47202-0929
Attention: Steven R. Schultz, Secretary
Facsimile: (812) 376-1709
Email: steve.schultz@irwinfinancial.com
With a copy to (which copy
shall not constitute notice hereunder):
Ice Miller LLP
One American Square, Suite 3100
Indianapolis, Indiana 46282

Attention: Steven K. Humke
Facsimile: (317) 592-4675
E-mail: steven.humke@icemiller.com
Attention: Janice Wilken
Facsimile: (317) 592-4840
E-mail: janice.wilken@icemiller.com
If to Parent:
Irwin Union Bank and Trust Company
c/o Irwin Financial Corporation
500 Washington Street — Box 929
Columbus, Indiana 47202-0929
Attention: Greg Ehlinger
Facsimile: (812) 379-8608
Email: greg.ehlinger@irwinfinancial.com
With a copy to (which copy
shall not constitute notice hereunder):
Ice Miller LLP
One American Square, Suite 3100
Indianapolis, Indiana 46282
Attention: Steven K. Humke
Facsimile: (317) 592-4675
E-mail: steven.humke@icemiller.com
Attention: Janice Wilken
Facsimile: (317) 592-4840
E-mail: janice.wilken@icemiller.com
If to Purchaser:
RoyNat Inc.
40 King Street West
26th Floor
Scotia Plaza
Toronto, Ontario
M5H 1H1
Attention: President and Chief Executive Officer
Facsimile: (416) 933-2783
E-mail: landee@roynat.com
With a copy to (which copy
shall not constitute notice hereunder):
The Bank of Nova Scotia
Legal Department
44 King Street West

Scotia Plaza
Toronto, Ontario M5H 1H1
Attention: General Counsel
Facsimile: (416) 866-7767
E-mail: deborah.alexander@scotiabank.com
and a copy to (which copy
shall not constitute notice hereunder):
McCarthy Tétrault LLP
Suite 5300
Toronto Dominion Bank Tower
Toronto, Ontario M5K 1E6
Attention: Nancy Carroll
Facsimile: 416-868-0673
E-mail: ncarroll@mccarthy.ca
Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 13.05. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person.
13.06 Headings
     The Article, Section and paragraph headings in this Agreement and the table of contents hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
13.07 Construction
(a)	The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b)	The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Section of the Disclosure Schedules referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to only that Section in this Agreement unless any disclosure on the Disclosure Schedules is expressly cross referenced to another specific section of the Disclosure Schedules.

(c)	Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(d)	Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(e)	The terms “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement.

(f)	“Including” (and with correlative meaning “include”) means including without limiting the generality of the foregoing.

(g)	“Or” is used in the inclusive sense of “and/or.”

(h)	References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.

(i)	All references to immediately available funds or dollar amounts contained in this Agreement shall mean Canadian dollars.
13.08 Severability
     The invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements. Wherever possible, each provision hereof and of the Related Agreements shall be interpreted in such a manner as to be effective and valid under Applicable Law. In case any one or more of the provisions contained herein or in any Related Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof or thereof, unless such a construction would be unreasonable.
13.09 Entire Agreement and Amendment
     This Agreement and the Related Agreements, including the Exhibits and Schedules specifically referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire agreement of the parties with respect to the subject matter of this Agreement and the Related Agreements. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements. This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements. This Agreement may not

be amended, supplemented or otherwise modified except by a written agreement executed by each of the parties hereto.
13.10 No Waiver; Cumulative Remedies
     Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Applicable Law: (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.
13.11 Parties in Interest
     Except as expressly set forth herein or in any Related Agreement, including Article 8 hereof, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller and Purchaser, and their respective successors and permitted assigns.
13.12 Obligations of Parent
     Parent covenants and agrees to cause Seller to take all steps, to do and perform all such acts and things, to execute and deliver all such agreements, documents and other instruments, and to pay such amounts, as are necessary or desirable to comply with all covenants and agreements of Seller contained herein or in any Related Agreement in accordance with the terms and conditions hereof or thereof. The agreements, covenants, representations and warranties and other obligations herein which are expressed to be made by Parent and Seller are joint and several agreements, covenants, representations and warranties and obligations.
13.13 Successors and Assigns; Assignment
     This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither Seller nor Parent shall have the right to assign or delegate its respective rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of Purchaser. Purchaser may, without any prior notice to or consent of Seller, assign or delegate, in whole or in part, its rights and duties under this Agreement and the Related Agreements to any Affiliates or to any Person who shall acquire all or substantially all of the Assets or the then outstanding voting securities of Purchaser whether by purchase, merger, consolidation or otherwise. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto and their respective successors and permitted assigns).
13.14 Governing Law; Jurisdiction and Venue
(a)	The laws of the Province of Ontario and the laws of Canada applicable in such province shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, notwithstanding the choice of law rules of any other jurisdiction.

(b)	For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Seller, Parent and Purchaser each attorns to the jurisdiction of the courts of the Province of Ontario.

(c)	Each Seller and Parent nominates, constitutes and appoints Davis LLP, Barristers and Solicitors, of the City of Toronto, Ontario its true and lawful agent to accept service of process and to receive all lawful notices in respect of any action arising under this Agreement (other than any notice that is to be given by one party to another pursuant to Section 13.05). Until due and lawful notice of the appointment of another and subsequent agent in the Province of Ontario has been given to and accepted by Purchaser, service of process or of papers and such notices upon Davis LLP will be accepted by Seller and Parent as sufficient service.
13.15 Counterparts
     This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile transmission of a counterpart hereto shall constitute an original hereof.
13.16 Certain Understandings
     Each of the parties hereto is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereto hereby acknowledges that the Parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.
13.17 Intention of Two-Stage Closing
     Notwithstanding any other provision of this Agreement, the parties hereto acknowledge and agree that this Agreement and the Related Agreements have been prepared with the understanding and intent that the transactions contemplated hereby would occur and be completed in two stages, such stages referred to herein as the First Closing and the Second Closing, with certain conditions, covenants and agreements to be performed or complied with by the parties hereto in relation to such First Closing and Second Closing, as applicable, as set forth in this Agreement. In the event that any term or provision on the face of this Agreement or any Related Agreement is inconsistent with or otherwise creates uncertainty with respect to the respective duties, obligations, conditions and covenants of the parties hereto, such term or provision shall be interpreted and construed in a reasonable manner to give effect to such two-stage closing contemplated herein and the parties shall cooperate with each other in good faith to give effect thereto.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

ROYNAT INC.

By:	/s/ Earl Lande

Printed:	Earl Lande

Title:	President and CEO

IRWIN COMMERCIAL FINANCIAL CANADA CORPORATION

By:	/s/ William I. Miller

Printed:	William I. Miller

Title:	Chairman

ONSET ALBERTA LTD.

By:	/s/ Joseph R. LaLeggia

Printed:	Joseph R. LaLeggia

Title:	President

IRWIN UNION BANK AND TRUST COMPANY

By:	/s/ Matt Souza

Printed:	Matthew F. Souza

Title:	VP, CAO and Secretary

LIST OF EXHIBITS

Exhibit 1.05	Sample Calculation of Net Portfolio Value

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Bill of Sale

Exhibit C	License Agreement

Exhibit D	Master Tape Fields

Exhibit E	Servicing Agreement

Exhibit F	Transition Services Agreement

TABLE OF CONTENTS

ARTICLE 1 — PURCHASE AND SALE OF THE ASSETS	1

1.01 Assets	1
1.02 Excluded Assets	3
1.03 Assumed Liabilities	4
1.04 Excluded Liabilities	5
1.05 Purchase Price	7
1.06 Adjustments to Purchase Price	8
1.07 Allocation of Purchase Price	10
1.08 Assignment of Contracts	10

ARTICLE 2 — CLOSING	11

2.01 Closing Date	11
2.02 Deliveries by Seller	11
2.03 Deliveries by Purchaser	16
2.04 Bulk Sales Waiver and Indemnity	17

ARTICLE 3 — CONDITIONS PRECEDENT	18

3.01 Conditions Precedent to Obligations of Seller	18
3.02 Conditions Precedent to Obligations of Purchaser	20

ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	23

4.01 Organization; Power	23
4.02 Authorization and Validity of Agreement	24
4.03 No Conflict or Violation	24
4.04 Qualification to do Business	24
4.05 Documents Made Available to Purchaser	25
4.06 Files and Records	25
4.07 Master Tapes	25
4.08 Financial Statements	25
4.09 Tax Matters	26
4.10 Absence of Certain Changes	26
4.11 Real Property	27
4.12 Leased Real Property	27
4.13 Equipment and Machinery	28
4.14 The CSCs	28
4.15 The Leases and Lease Documents	30
4.16 Nature of CSCs and Leases	32
4.17 Servicer Obligations	33
4.18 Title to the Assets and Related Matters	33
4.19 Intellectual Property	34
4.20 Privacy	36

4.21 Employee Benefit Plans	37
4.22 Employees; Labour Relations	37
4.23 Environmental Compliance	39
4.24 Licenses and Permits	39
4.25 Compliance with Law	40
4.26 Insurance	40
4.27 Contracts and Commitments	41
4.28 Absence of Undisclosed Liabilities	42
4.29 Litigation	42
4.30 Broker’s and Finder’s Fees	42
4.31 Consents and Regulatory Approvals	42
4.32 No Material Adverse Change; Ordinary Course of Business	43
4.33 Place of Business	43

ARTICLE 5 — REPRESENTATIONS AND WARRANTIES OF PURCHASER	43

5.01 Organization; Power	43
5.02 Authorization and Validity of Agreement	43
5.03 No Conflict or Violation	43
5.04 Approvals and Consents	44
5.05 Broker’s and Finder’s Fees	44
5.06 Sufficient Funds to Close	44
5.07 Due Diligence Investigation	44
5.08 Tax Matters	44

ARTICLE 6 — COVENANTS	45

6.01 First Interim Period Covenants	45
6.02 Second Interim Period Covenants	47
6.03 Access; Examination of Records and Assets; Cooperation	49
6.04 Approvals, Consents, Etc.	50
6.05 Governmental Approvals; Competition Act Filing	50
6.06 Pre-First Closing Deliveries	51
6.07 PPSA and Insurance Notices	52
6.08 Insurance Proceeds Received After Effective Time	52
6.09 Power of Attorney Regarding Personal Property Registrations and Quebec discharges	52
6.10 Additional Notices and Covenants	53
6.11 Notices	53

ARTICLE 7 — COOPERATION	53

7.01 Misapplied Payments	53

ARTICLE 8 — INDEMNIFICATION; SURVIVAL	54

8.01 Indemnification By Seller and Parent	54
8.02 Indemnification by Purchaser	54

ii

8.03 Indemnification Notice; Litigation Notice	55
8.04 Defense of Third Person Claims	55
8.05 Disagreement Notice	56
8.06 Payment of Losses	56
8.07 Survival	57
8.08 Limitations on Indemnification	57
8.09 Net Recovery	59
8.10 Additional Representations and Warranties	60
8.11 Sole Remedy	60
8.12 Tax Treatment of Indemnity Payments	60
8.13 Risk of Loss	60

ARTICLE 9 — TERMINATION	61

9.01 Events of Termination	61
9.02 Effect of Termination	63

ARTICLE 10 — RESTRICTIVE COVENANTS	64

10.01 Confidential Information; Use of Name and Marks	64
10.02 Non-Solicitation	65
10.03 Non-Competition	66
10.04 Remedies	67
10.05 Corporate Existence	67
10.06 Exclusivity	68

ARTICLE 11 — OTHER AGREEMENTS	68

11.01 Cooperation on Tax Matters	68
11.02 Transfer Taxes	69
11.03 Employment	69
11.04 Retention of Files and Records	71
11.05 Transition Committee	71
11.06 Compliance with Privacy Laws	72

ARTICLE 12 — DEFINITIONS	72

ARTICLE 13 — MISCELLANEOUS	88

13.01 Public Announcements	88
13.02 Costs and Expenses	88
13.03 Utilities Proration	88
13.04 Further Assurances	88
13.05 Addresses for Notices, Etc.	89
13.06 Headings	91
13.07 Construction	91
13.08 Severability	92

iii

13.09 Entire Agreement and Amendment	92
13.10 No Waiver; Cumulative Remedies	93
13.11 Parties in Interest	93
13.12 Obligations of Parent	93
13.13 Successors and Assigns; Assignment	93
13.14 Governing Law; Jurisdiction and Venue	94
13.15 Counterparts	94
13.16 Certain Understandings	94
13.17 Intention of Two-Stage Closing	94

iv